SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240 14a-12
INTERWOVEN, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

INTERWOVEN, INC.
160 East Tasman Drive
San Jose, California 95134

January 16, 2008

To our stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Interwoven, Inc. to be held on Thursday, February 21, 2008, at 12:00 noon at our headquarters located at 160 East Tasman Drive, San Jose, California 95134.

The matters on which we expect to act at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. Also enclosed is a copy of the 2006 Interwoven, Inc. Annual Report on Form 10-K, which includes our consolidated financial statements.

Please use this opportunity to take part in Interwoven’s affairs by voting on the business to come before this meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE PRIOR TO THE MEETING TO ENSURE YOUR REPRESENTATION AT THE MEETING. Your right to attend the meeting and to vote your shares in person is not forfeited by returning the proxy card.

We look forward to seeing you at the meeting.

Sincerely,

Joseph L. Cowan
Chief Executive Officer

INTERWOVEN, INC.
160 East Tasman Drive
San Jose, California 95134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held February 21, 2008

To our stockholders:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of Interwoven, Inc. will be held on Thursday, February 21, 2008, at 12:00 noon at our headquarters located at 160 East Tasman Drive, San Jose, California 95134.

At the meeting, you will be asked to consider and vote on the following matters:

1. The election of seven directors to our Board of Directors, each to serve until our 2008 Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation or removal. At the meeting, we intend to present the following nominees for election as directors:

Charles M. Boesenberg	Frank J. Fanzilli, Jr.
Ronald E.F. Codd	Roger J. Sippl
Bob L. Corey	Thomas L. Thomas
Joseph L. Cowan

2. The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007.

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on January 14, 2008 are entitled to notice of, and to vote at, this meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our headquarters.

By Order of the Board of Directors,

John E. Calonico, Jr.
Secretary

San Jose, California
January 16, 2008

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the enclosed proxy to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

PROXY STATEMENT
ELECTION OF DIRECTORS
DIRECTOR COMPENSATION — 2006
PROPOSAL NUMBER 2. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION AND RELATED INFORMATION
SUMMARY COMPENSATION TABLE — 2006
GRANTS OF PLAN-BASED AWARDS — 2006
OUTSTANDING EQUITY AWARDS AT 2006 YEAR-END
OPTIONS EXERCISES AND STOCK VESTED — 2006
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT ANNUAL MEETING
STOCKHOLDERS SHARING THE SAME ADDRESS
OTHER MATTERS

INTERWOVEN, INC.
160 East Tasman Drive
San Jose, California 95134

PROXY STATEMENT

January 16, 2008

I.	INFORMATION ABOUT SOLICITATION AND VOTING

Our Board of Directors is soliciting your proxy for the 2007 Annual Meeting of Stockholders of Interwoven, Inc. The meeting will be held on Thursday, February 21, 2008, at 12:00 noon at our headquarters located at 160 East Tasman Drive, San Jose, California 95134.

This Proxy Statement contains information related to proposals to be voted on at the meeting, the voting process, the compensation of directors and our most highly paid executive officers and certain other required information. Please read it carefully.

All proxies will be voted in accordance with the instructions specified on the proxy card. If no choice is specified, the proxies will be voted in favor of the board nominees and the proposal described in the attached Notice of Annual Meeting of Stockholders and this Proxy Statement. This Proxy Statement and the enclosed proxy card are first being mailed on or about January 22, 2008 to stockholders entitled to vote at the meeting.

We will pay the costs of soliciting proxies from stockholders and will reimburse our transfer agent, American Stock Transfer & Trust Company, for its out-of-pocket expenses in assisting in the solicitation. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding voting information to the beneficial owners. Our directors, officers and regular employees may solicit proxies on our behalf, without additional compensation, in person or by telephone.

II.	QUESTIONS AND ANSWERS

Q:	Who can vote at the meeting?

A:	Our Board of Directors set January 14, 2008 as the record date for the meeting. All stockholders who owned our common stock at the close of trading on January 14, 2008 may attend and vote at the meeting. Each of these stockholders is entitled to one vote for each share held on all matters to be voted on at the meeting. On January 14, 2008, there were 45,303,809 shares of our common stock outstanding.

Q:	How many votes do you need to hold the meeting?

A:	A majority of our outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting, or if you have properly submitted a proxy card.

Both abstentions and broker non-votes (described below) are counted as present for the purpose of determining the presence of a quorum.

Q:	What are broker non-votes and how do they affect the voting results?

A:	Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the broker does not receive voting instructions from the beneficial owner, and the broker lacks discretionary voting power to vote such shares. Brokers have discretionary authority under New York Stock Exchange rules to vote such shares for or against certain “routine” matters. If a broker votes shares with respect to which the beneficial owner has not voted for or against a proposal presented in this Proxy Statement, the broker’s votes are taken into account in determining the outcome of that proposal.

Q:	What shares that I own can be voted?

A:	You may vote all shares you owned as of the close of business on January 14, 2008, the record date for the meeting. You may have held these shares directly in your name as the stockholder of record, or the shares may have been held for you as the beneficial owner through a broker, bank or other nominee.

Q:	What proposals will be voted on at the meeting?

A:	There are two proposals scheduled for a vote at the meeting. They are:

• Proposal No. 1: To elect seven directors to the Board of Directors, each to serve until our 2008 Annual Meeting of Stockholders and until his successor has been duly elected and qualified or until his earlier resignation or removal.

• Proposal No. 2: To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007.

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. However, we are not aware of any other business that will be considered and voted upon at the meeting or any adjournment or postponement thereof.

Q:	What is Interwoven’s voting recommendation?

A:	The Board of Directors recommends that you vote your shares “FOR” each of the board nominees and “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for 2007.

Q:	What is the vote requirement to approve each of the proposals?

A:	For the election of directors under the first proposal, the seven individuals nominated for election to the Board of Directors at the meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” all nominees or “WITHHOLD” your vote with respect to all nominees or any one or more of the nominees. If you sign your proxy card with no additional instructions, your shares will be counted as a “FOR” vote for each director nominee.

The second proposal requires the affirmative “FOR” vote by a majority of those shares present and entitled to vote at the meeting and that are voted “FOR” or “AGAINST” that proposal. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on Proposal No. 2. If you abstain from voting on Proposal No. 2, it will have no effect on the outcome of the vote. If you sign your proxy card with no additional instructions, your shares will be voted “FOR” Proposal No. 2.

Q:	How can I vote my shares in person at the meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the meeting. If you choose to vote this way, please bring the enclosed proxy card and proof of identification to the meeting. If you hold your shares in street name, you must request a legal proxy from your broker, bank or other nominee in order to vote at the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	If you hold shares directly as a stockholder of record, you may vote your shares without attending the meeting by marking, signing and returning the enclosed proxy card in the enclosed postage prepaid envelope. Please refer to the summary instructions included on your proxy card.

If you hold your shares in street name, your broker, bank or other nominee will include a voting instruction card. You may vote your shares by marking and signing your proxy card and following the instructions provided by your broker, bank or other nominee and mailing it in the enclosed, postage prepaid envelope. Furthermore, the instructions provided by your broker, bank or other nominee may also provide for voting using the telephone or over the Internet. If your broker, bank or other nominee provides such an option and you wish to vote using the telephone or over the Internet, then follow the instructions provided by them. If you provide specific voting instructions, your shares will be voted as you have instructed.

Q:	How can I change my vote after I return my proxy?

A:	You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may do this by signing a new proxy card with a later date, by delivering a written notice of revocation to our Secretary stating that the proxy is revoked or by attending the meeting and voting in person. Attending the meeting will not revoke your proxy unless you specifically request it. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from your broker, bank or other nominee confirming your beneficial ownership of the shares and that your broker, bank or other nominee is not voting the shares at the meeting.

Q:	Who tabulates the results of the meeting and when will the results be announced?

A:	The preliminary voting results will be announced at the meeting. The final results will be published in our Quarterly Report on Form 10-Q for the quarter ending March 31, 2008. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Voting results are certified by our transfer agent, American Stock Transfer & Trust Company.

*****

Assumptions

Unless otherwise indicated, all stock amounts contained in this Proxy Statement reflect all stock splits effected prior to the date of the Proxy Statement.

PROPOSAL NUMBER 1.

ELECTION OF DIRECTORS

The Board of Directors currently consists of seven directors, each of whom is nominated for election at the meeting. Charles M. Boesenberg, Joseph L. Cowan and Roger J. Sippl were appointed to the Board of Directors in July 2006, effective April 2007 and in April 2007, respectively. Mr. Boesenberg and Mr. Sippl were each recommended by the Nominating and Governance Committee after a third-party search firm employed by that committee recommended each of them for its consideration as a candidate. Mr. Cowan, who was appointed to the Board of Directors in connection with his appointment as our new Chief Executive Officer, was recommended by a committee of the Board of Directors formed for the purpose of conducting a search for a new principal executive officer to replace our former Chief Executive Officer after a third-party search firm employed by that committee recommended him for its consideration as a candidate.

The Board of Directors is elected annually, with each director to hold office until the next annual meeting of stockholders and until his successor has been elected and qualified or until his earlier resignation or removal. At this year’s meeting, stockholders will elect each director to hold office until the next annual meeting of stockholders and until his successor has been elected and qualified or until his earlier resignation or removal.

Shares represented by the accompanying proxy will be voted “FOR” the election of each of the seven nominees named below, unless the proxy is marked to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this Proxy Statement and to serve if elected.

Nominees to the Board of Directors

The nominees, and their ages, occupations and length of board service as of December 31, 2007, are:

Name of Director	Age	Principal Occupation	Director Since

Charles M. Boesenberg(1)(3)(4)	59	Retired	July 2006
Ronald E. F. Codd(1)(3)	52	Independent Business Consultant	July 1999
Bob L. Corey*(1)	56	Independent Business Consultant	November 2003
Joseph L. Cowan	59	Chief Executive Officer, Interwoven, Inc.	April 2007
Frank J. Fanzilli, Jr.(2)(3)(4)	51	Independent Business Consultant	July 2002
Roger J. Sippl(2)(4)	52	Partner, Sippl MacDonald Ventures	April 2007
Thomas L. Thomas(1)(2)	58	President and Chief Operating Officer of GXS	February 2004

*	Chairman of the Board of Directors

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating and Governance Committee

(4)	Member of the Strategy Committee

Charles M. Boesenberg was the Chief Executive Officer and Chairman of NetIQ Corporation from August 2002 until it was acquired by Attachmate Corporation in June 2006, and he retired. Mr. Boesenberg was President and Chief Executive Officer of NetIQ Corporation from January 2002 to August 2002 when he was named Chairman of the Board of Directors. Mr. Boesenberg serves on the board of directors of Callidus Software, Inc., a provider of sales performance management solutions, Keynote Systems, Inc., a provider of on-demand test and measurement products for mobile communications and Internet performance, and Rackable Systems, Inc., a provider of high-density computer and storage rack-mount servers. Mr. Boesenberg holds a Bachelor of Science in mechanical engineering from the Rose Hulman Institute of Technology and a Master of Science in business administration from Boston University.

Ronald E. F. Codd has been an independent business consultant since May 2002. From 1999 to April 2002, he served as President, Chief Executive Officer and a director of Momentum Business Applications, Inc., a software company, and from 1991 to 1998 he served as Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary of PeopleSoft, Inc., an enterprise software developer that was acquired by Oracle Corporation in January 2005. Mr. Codd also serves on the board of directors of Data Domain, Inc., a provider of capacity-optimized storage appliances, and DemandTec, Inc., a provider of Consumer Demand Management software. Mr. Codd holds a Bachelor of Science in accounting from the University of California at Berkeley and a Master of Management from the J. L. Kellogg Graduate School of Management (Northwestern University).

Bob L. Corey has served as the Chairman of the Board of Directors since March 2007. Mr. Corey has been an independent business consultant since March 2007. From May 2003 until his retirement in January 2006, he served as Executive Vice President and Chief Financial Officer of Thor Technologies, Inc., a provider of enterprise provisioning software that was acquired by Oracle Corporation in November 2005. Prior to joining Thor Technologies, Inc., Mr. Corey served as Executive Vice President and Chief Financial Officer of Documentum, Inc., a provider of enterprise content management software, from May 2000 to August 2002. Mr. Corey also serves on the board of directors of Extreme Networks, Inc., a provider of network infrastructure solutions and services, and Veraz Networks, Inc., a provider of packet telephony solutions. Mr. Corey holds a Bachelor of Administration with a concentration in accounting from California State University at Fullerton.

Joseph L. Cowan has served as our Chief Executive Officer since April 2007. Prior to joining Interwoven, Mr. Cowan was an independent business consultant from July 2006 to April 2007. Mr. Cowan served as Chief Executive Officer of Manugistics Group, Inc., a provider of synchronized supply chain and revenue management solutions, from July 2004 to July 2006, when it was acquired by JDA Software Group, Inc. He also served on the board of directors of Manugistics Group, Inc. from August 2004 to July 2006. From December 2003 to July 2004, Mr. Cowan was an independent business consultant. From November 2002 to December 2003, he served as President and Chief Executive Officer of EXE Technologies, Inc., a provider of supply chain management and work management software and services. From April 1998 to November 2002, he served in various capacities with business units of Invensys plc, including most recently as President and Chief Executive Officer of Invensys Automation & Information Systems, a provider of enterprise resource planning and supply chain management software, from April 2001 to November 2002, and as President and Chief Executive Officer of Wonderware, a provider of industrial automation software, from July 2000 to April 2001. Mr. Cowan serves on the board of directors of Blackboard Inc., a provider of e-Education enterprise software applications and services. Mr. Cowan holds a Bachelor of Science degree in electrical engineering from Auburn University and a Master of Science degree in electrical engineering from Arizona State University.

Frank J. Fanzilli, Jr. served as our Lead Independent Director from January 2005 to January 2006 and as Chairman of the Board of Directors from January 2006 to March 2007. He has been an independent business consultant since July 2002. From 1985 to June 2002, Mr. Fanzilli served in various positions in Information Technology at Credit Suisse First Boston, an investment bank, including most recently as Managing Director and Global Chief Information Officer. Mr. Fanzilli currently serves on the board of directors of CommVault Systems, Inc., a provider of data management solutions. Mr. Fanzilli holds a Bachelor of Science in management from Fairfield University and a Master of Business Administration in finance from New York University.

Roger J. Sippl has been a managing member of Sippl Investments, LLC, a venture capital firm that he co-founded, since 1995. In 2002, Mr. Sippl founded Above All Software, Inc., a business integration software company, and served as its Chief Executive Officer until April 2005 and as its Chairman of the Board from April 2005 until March 2007. From March 1998 to July 1998, he served as Chief Technology Officer of Borland International, Inc., a software development tools provider that acquired Visigenic Software, Inc. From 1993 until February 1998, Mr. Sippl served as the Chief Executive Officer and Chairman of the Board of Visigenic Software, Inc., a software development tools provider company that he founded. He co-founded The Vantive Corporation, a global enterprise software company specializing in customer relationship management software that was acquired by PeopleSoft, Inc. in 2000. From 1980 to 1989, Mr. Sippl served as Chief Executive Officer of Informix Corporation, a database company that he founded, and from 1989 to 1993, as its Chairman of the Board of Directors. Mr. Sippl holds a Bachelor of Science degree in computer science from the University of California at Berkeley.

Thomas L. Thomas has been President and Chief Operating Officer of GXS, Inc., a global provider of B2B e-commerce solutions, since June 2006. From June 2004 to November 2005, he was President and General Manager of G-International, Inc., an electronic data interchange and information exchange company that was merged into GXS in August 2005. Prior to that, Mr. Thomas was Chairman and Chief Executive Officer of HAHT Commerce, Inc., a developer of business-to-business software applications, until it was acquired by GXS in February 2004. Mr. Thomas also serves on the board of directors of Iteris, Inc., an infrastructure security and control company. Mr. Thomas holds a Bachelor of Science in commerce from Bellarmine University.

There are no family relationships among any of our directors.

Board of Directors Committees and Meetings

Corporate Governance

The Board of Directors is committed to, and for many years has adhered to, sound and effective corporate governance practices. The Board of Directors is also committed to exercising its responsibilities to oversee our business and affairs consistent with the highest principles of business ethics. The Board of Directors and management periodically reviews and updates our corporate governance policies and practices in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and listing standards issued by the Securities and Exchange Commission and The NASDAQ Stock Market.

The Board of Directors reviews current best practices of similarly situated public companies and, from time to time, modifies our governance practices with the goal of aligning the interests of directors and management with those of our stockholders. We have in place a variety of policies and practices to promote good corporate governance. These policies and practices include, but are not limited to, the following:

•	A majority of the members of the Board of Directors are independent.

•	Our Chairman of the Board of Directors is an independent director who, among other duties, is responsible for presiding over executive sessions of independent directors.

•	The Audit, Compensation, Strategy and Nominating and Governance committees consist solely of independent directors.

•	Independent directors meet without the presence of non-independent directors, if any, at regularly scheduled times and from time to time as deemed necessary or appropriate.

•	The Board of Directors periodically conducts a self-evaluation of the functioning of the Board of Directors and its committees.

•	Disclosure control policies and procedures are maintained in accordance with the requirements of the Sarbanes-Oxley Act of 2002.

•	Procedures and guidelines governing securities trades by our personnel are maintained, including quarterly trading blackouts applicable to all our employees.

•	The compensation of our executive officers is reviewed and recommended by the Compensation Committee for discussion among and approval by the Board of Directors, and our Chief Executive Officer is excluded from that portion of meetings in which his compensation is voted on or deliberated.

We have also established and review annually charters for each standing committee of the Board of Directors and a Code of Conduct and Business Ethics applicable to our officers (including our principal executive officer and senior financial and accounting officers), directors and employees in discharging their work-related responsibilities. Charters for the Audit, Compensation, Strategy and Nominating and Governance committees of the Board of Directors and the Code of Conduct and Business Ethics are available at our corporate website, http://www.interwoven.com/company/investors/corp_governance.html. We intend to post or disclose at that location any amendments to, or waivers from, a provision of our Code of Conduct and Business Ethics that applies to any of our executive officers or directors and that relates to any element of the code of ethics, as defined under Item 406 of Regulation S-K.

We have also established a confidential hotline through which any person or employees may report concerns about our business practices. As required by the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures for receipt and handling of complaints we receive regarding accounting, internal account controls or auditing matters. These procedures are available at our corporate website, http://www.interwoven.com/company/investors/corp_governance.html.

Independence of Directors

The Board of Directors has adopted a standard for evaluating the independence of the members of the Board of Directors that complies with the “independent director” requirements of current listing standards of The NASDAQ Stock Market, LLC; the “outside director” requirements of the regulations under Section 162(m) of the Internal Revenue Code; and the “non-employee director” requirements under Rule 16b-3 of the Securities Exchange Act of 1934. The Board of Directors has determined that each member of the Board of Directors other than Mr. Cowan is independent under the criteria established by The NASDAQ Stock Market for independent board members. All members of our standing committees are independent directors.

Committees of the Board of Directors

The standing committees of the Board of Directors are the Audit Committee, Compensation Committee, Nominating and Governance Committee and Strategy Committee.

Audit Committee.  The Audit Committee of the Board of Directors oversees our financial reporting process pursuant to a written charter. The Audit Committee oversees our financial reporting process and performs several functions: it selects and engages our independent registered public accounting firm; reviews the scope and results of the examination of our consolidated financial statements by our independent registered public accounting firm; reviews with the independent registered public accounting firm and management our quarterly and annual consolidated financial statements and independent registered public accountants’ opinion; approves all professional services and related fees performed by the independent registered public accounting firm; and reviews our key accounting policies and internal accounting and financial controls. The Audit Committee meets regularly with management and our independent registered public accounting firm together and in private sessions. The current members of the Audit Committee are Messrs. Boesenberg, Codd, Corey and Thomas. Mr. Corey serves as Chairman of the Audit Committee.

Each member of the Audit Committee qualifies as an “independent director” under NASDAQ Marketplace Rule 4200(a)(15) and meets the other general audit committee composition requirements of NASDAQ Marketplace Rule 4350(d)(2)(A). In addition, the Board of Directors has determined that Mr. Codd and Mr. Corey are “audit committee financial experts” within the meaning of the rules of the Securities and Exchange Commission and meet the financial sophistication requirement of The NASDAQ Stock Market.

Compensation Committee.  Pursuant to a written charter, the Compensation Committee has the following powers and authority: establishes and reviews our goals and objectives relevant to the compensation of our executive officers, including our Chief Executive Officer, subject to any modification or veto made by the Board of Directors in its discretion; reviews and recommends the compensation for our executive officers, including our Chief Executive Officer; reviews and advises the Board of Directors concerning our Chief Executive Officer’s performance; and interprets, and reviews and recommends to the Board of Directors the adoption of and amendments to, stock option, cash-based incentive and employee benefit plans and arrangements. Under its charter, the Compensation Committee has the authority to determine all aspects of executive compensation, although its current practice is to review and recommend to the Board of Directors compensation packages for executive officers and to make recommendations to the Board of Directors regarding the compensation of non-employee directors. In addition, since updating our equity compensation award policy, effective as of October 1, 2007, equity compensation awards to executive officers must be approved by the Board of Directors. As provided for in its charter, the Compensation Committee also reviews compensation practices and trends to assess the adequacy and competitiveness of our executive compensation programs. For a description of the Compensation Committee’s historical processes and procedures for consideration and determination of executive officer compensation, see “Executive Compensation and Related Information — Compensation Discussion and Analysis” below. The Compensation Committee does not delegate any of its powers and authority with respect to executive compensation, although during 2006 and 2007 our then-current principal executive officer and the Human

Resources department presented compensation and benefit proposals to the Compensation Committee for consideration. The Compensation Committee may form and delegate authority to subcommittees when appropriate, or to one or more members of the committee.

During 2007, the Compensation Committee reviewed and made recommendations to the Board of Directors regarding compensation for non-employee directors using a process similar to the one used for determining compensation for our executive officers, which is discussed in detail in the “Executive Compensation and Related Information — Compensation Discussion and Analysis” below. The Compensation Committee periodically reviews the market practice for non-employee directors for companies in our peer group in consultation with Radford Surveys + Consulting, a San-Jose based business unit of Aon Consulting (“Radford”), its independent compensation consultant.

The current members of the Compensation Committee are Messrs. Fanzilli, Sippl and Thomas. Mr. Thomas serves as the chairman of the Compensation Committee. Messrs. Corey and Boesenberg also served as members of the Compensation Committee during portions of 2006 and 2007.

Nominating and Governance Committee.  The Nominating and Governance Committee identifies, considers and nominates candidates for membership to the Board of Directors and handle various corporate governance matters, including assisting management in developing and administering a code of conduct and business ethics, pursuant to a written charter. In addition, the Nominating and Governance Committee evaluates the charter of the Audit Committee annually. From time to time, the Nominating and Governance Committee engages for a fee one or more third-party search firms to help the Nominating and Governance Committee identify and assist in evaluating potential candidates for nomination to the Board of Directors. The current members of the Nominating and Governance Committee are Messrs. Boesenberg, Codd and Fanzilli. Mr. Codd serves as the chairman of the Nominating and Governance Committee.

Strategy Committee.  The Strategy Committee consults with management regarding potential strategic transactions under consideration, provides direction to management regarding the terms, scope and direction of their activities regarding any such potential transactions, and consults with management regarding the integration of previously-acquired businesses, pursuant to a written charter. The current members of the Strategy Committee are Messrs. Boesenberg, Fanzilli and Sippl. Mr. Fanzilli serves as the chairman of the Strategy Committee.

Meetings and Attendance

During 2006, the Board of Directors met 15 times, including telephonic meetings, the Audit Committee held ten meetings, the Compensation Committee held four meetings and the Nominating and Governance Committee held three meetings. The Strategy Committee was formed in 2007. None of our director nominees attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and of all committees of the Board of Directors on which that director served during the period such director served.

Our policy is to invite and encourage each member of the Board of Directors to be present at our annual meetings of stockholders. Three of our directors attended our 2006 Annual Meeting of Stockholders.

Nominations Process and Director Qualifications

The goal of the Nominating and Governance Committee is to ensure that our Board of Directors possesses a variety of perspectives and skills derived from high-quality business and professional experience. To this end, the Committee uses a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the appropriate size of our Board of Directors, the qualification of each member, the composition of the Board of Directors generally and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for director. Candidates may come to the attention of the Committee through current members of the Board of Directors, stockholders or other persons. In particular, the Nominating and Governance Committee has retained a third-party search firm to assist in identifying and evaluating potential director candidates. In addition, the Committee will consider properly submitted stockholder nominations for candidates for membership on our Board of Directors as described below under “Stockholder Proposals to be Presented at Next Annual Meeting.” The

Committee seeks to achieve a balance of knowledge and experience on our Board of Directors. Accordingly, the Committee seeks nominees with high professional and personal ethics and values, an understanding of our business lines and industry, diversity of business experience and expertise, broad-based business acumen and the ability to think strategically. In addition, the Committee considers the level of the candidate’s commitment to active participation as a director, both at board and committee meetings and otherwise. Although the Committee uses these and other criteria to evaluate potential nominees, we have no stated minimum criteria for nominees. The Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders.

Communications with Directors

A stockholder can contact the Board of Directors or specific members of the Board of Directors by writing to Board of Directors, c/o Allan D. Smirni, Vice President and General Counsel, Interwoven, Inc., 160 East Tasman Drive, San Jose, California 95134, and, if appropriate, noting the name of the intended recipient. The General Counsel will forward all of these communications directly to the director(s). Our independent directors review and approve our stockholder communications process periodically to ensure effective communications with stockholders.

Director Compensation

The following table provides information for the year ended December 31, 2006 regarding all plan and non-plan compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2006. A discussion of this compensation and the related policies for non-employee directors follows thereafter. Other than as set forth in the table and the narrative that follows it, we did not pay any fees to or reimburse any expenses of our directors, make any equity or non-equity awards to directors, or pay any other compensation to directors during 2006.

DIRECTOR COMPENSATION — 2006

	Fees Earned or	Option	All Other
Name	Paid in Cash ($)	Awards ($)(1)	Compensation ($)(2)	Total ($)

Charles M. Boesenberg	$12,500	$41,245	$4,499	$58,244
Ronald E.F. Codd	$26,250	$41,245	$15,401	$82,897
Bob L. Corey	$31,250	$41,245	$10,662	$83,158
Frank J. Fanzilli, Jr.	$40,625	$41,245	$14,865	$96,361
Thomas L. Thomas	$30,625	$41,245	$10,744	$82,614
Anthony Zingale(3)	$12,500	—	—	$12,500

(1)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 123R, Share-Based Payment, of stock option awards issued pursuant to the 1999 Equity Incentive Plan and predecessor stock option plans and thus include amounts from outstanding stock option awards granted during and prior to 2006. Assumptions used, except for forfeiture assumptions, in the calculation of these amounts are included in the notes to our consolidated financial statements for the year ended December 31, 2006 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 14, 2007. No stock options were forfeited by any of our non-employee directors during 2006 other than Anthony Zingale, who forfeited options to purchase 30,000 shares three months following his cessation of service on the Board of Directors. There is no dollar amount recognized in the table relating to those forfeited options because there was no accounting expense relating to those options in 2006. The grant date fair value of the options granted on July 12, 2006 to each non-employee director re-elected on that date, and to Mr. Boesenberg, who was appointed to the Board of Directors on that date, was $33,763; the grant date fair value of the options granted to each of the non-employee directors on October 31, 2006, was $89,666. For information regarding the number of stock options held by each non-employee director as of December 31,

2006, see the column “Stock Options Outstanding” in the table below. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may be recognized by the non-employee directors.

(2)	Represents the amount of contributions by us on behalf of the non-employee director for medical, dental and vision benefits provided to the non-employee director that would have been required to be paid by the non-employee director had he been our employee.

(3)	Mr. Zingale served on the Board of Directors through July 12, 2006, the date of our 2006 Annual Meeting of Stockholders.

Each of the below non-employee directors (and former non-employee director) owned the following number of shares subject to outstanding stock options as of December 31, 2006.

Stock Options
Name	Outstanding

Charles M. Boesenberg	30,000
Ronald E.F. Codd	90,500
Bob L. Corey	68,966
Frank J. Fanzilli, Jr.	80,000
Thomas L. Thomas	60,000
Anthony Zingale	—

During 2006, cash fees earned by non-employee directors and reflected under the column “Fees earned or paid in cash” in the Director Compensation table were as follows:

•	Annual retainer fee of $20,000 for each non-employee director other than Mr. Boesenberg and Zingale, whose retainers were $10,000 for serving approximately half of 2006;

•	Additional annual retainer fee of $10,000 for Mr. Fanzilli for serving as Lead Independent Director and Chairman during 2006;

•	Additional annual retainer fee of $5,000 for Mr. Corey for serving as chair of the Audit Committee for 2006;

•	Additional retainer fee of $1,500 for Mr. Fanzilli for serving as chair of the Compensation Committee during the first three quarters of 2006;

•	Additional retainer fee of $625 for Mr. Thomas for serving as chair of the Compensation Committee during the fourth quarter of 2006; and

•	The balance for each non-employee director consists of additional annual retainer fees of $5,000 for each standing committee of the Board of Directors on which a non-employee director serves, which fees are prorated in accordance with the policy below.

On October 12, 2006, the Board of Directors approved modifications to the compensation arrangements for non-employee directors. On April 19, 2007, the Board of Directors supplemented these arrangements by establishing annual retainer fees for service on the newly formed Strategy Committee. In 2007, the annual retainer fee for service on the Board of Directors is $30,000 and the additional annual retainer fee for service:

•	on the Audit Committee is $25,000 for the Chairman of that committee and $12,500 for each of its other members;

•	on the Compensation Committee is $15,000 for the Chairman of that committee and $7,500 for each of its other members;

•	on the Nomination and Governance Committee is $10,000 for the Chairman of that committee and $5,000 for each of its other members;

•	on the Strategy Committee is $10,000 for the Chairman of that committee and $5,000 for each of its other members; and

•	as the Chairman of the Board of Directors is $20,000.

Non-employee director fees are due in equal quarterly installments at the beginning of each quarter for each capacity in which the non-employee director is then serving on the Board of Directors or its committees. Non-employee directors who begin serving in a capacity for which they would receive director compensation after the first day of a quarter are paid the full quarterly installment for service in that new capacity as if they were serving on the first day of the quarter in which such service commenced. Quarterly installments are considered earned when paid. Accordingly, we do not require non-employee directors to repay such payments in the event they cease serving in the capacity for which they were paid.

Under the 1999 Equity Incentive Plan, each non-employee director is automatically granted an option to purchase 10,000 shares of common stock under this plan when first becoming a member of the Board of Directors. Subsequently, each non-employee director is automatically granted an additional option to purchase 10,000 shares of common stock on the date of each annual meeting of stockholders if the director is re-elected and has served continuously as a member of the Board of Directors for at least one year. In addition, non-employee directors are eligible to receive discretionary awards under the 1999 Equity Incentive Plan.

On July 12, 2006, the date of the 2006 Annual Meeting of Stockholders, each of the non-employee directors re-elected to the Board of Directors (Messrs. Codd, Corey, Fanzilli and Thomas) were granted an option to purchase 10,000 shares under the 1999 Equity Incentive Plan. The per share exercise price of the stock options is equal to the closing price of a share of our common stock on the grant date, which was $8.67. Additionally, upon his appointment to the Board of Directors on July 12, 2006, Mr. Boesenberg was automatically granted an option to purchase 10,000 shares under the 1999 Equity Incentive Plan, with the per share exercise price of the stock option equal to the closing price of a share of our common stock on the grant date, which was $8.67.

On October 12, 2006, the Board of Directors authorized the grant, effective October 31, 2006, of an option to purchase 20,000 shares under the 1999 Equity Incentive Plan to each of Messrs. Boesenberg, Codd, Corey, Fanzilli and Thomas. The per share exercise price of the stock options is equal to the closing price per share of our common stock on the grant date, which was $12.72.

Each option granted to a director under the 1999 Equity Incentive Plan has a ten-year term measured from the grant date and terminates three months following the date the director ceases to be one of our directors or consultants, 12 months afterwards if termination is due to death or disability. All automatically granted options are fully vested and immediately exercisable as of the grant date. Automatically granted options are fully vested and immediately exercisable as of the grant date. Each of the discretionary stock options grants to members of the Board of Directors on October 31, 2006 vest ratably on a monthly basis over 24 months following the grant date, so long as the director continues to serve as a member of the Board of Directors. The shares subject to each such stock option will vest in full immediately upon a change in control.

On April 19, 2007, Roger J. Sippl was appointed as a member of the Board of Directors. In connection with his appointment, Mr. Sippl was automatically granted on April 19, 2007 an option to purchase 10,000 shares under the 1999 Equity Incentive Plan, with the per share exercise price of the stock option equal to the closing price of a share of our common stock on the grant date, which was $16.30, and the Board of Directors authorized the grant, effective April 30, 2007, an option to purchase 20,000 shares of our common stock, with an exercise price equal to the closing selling price per share on April 30, 2007, which was $15.27, and on the same terms as the discretionary stock option grants to members of the Board of Directors on October 31, 2006.

Non-employee directors are also eligible for and may elect to receive medical, dental and vision benefits. These benefits are available to our employees, officers and directors generally and in operation provide for the same method of allocation of benefits between management and non-management participants, except that, unlike employees, non-employee directors are not required to make any payments or other contributions to receive these benefits. During 2006, if Messrs. Boesenberg, Codd, Corey, Fanzilli and Thomas had been our employees, they would have been required to contribute $648, $2,202, $1,505, $2,202 and $1,554, respectively, to receive the amounts set forth opposite their names under the column entitled “All Other Compensation” in the Director Compensation — 2006 table.

Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their expenses in attending meetings, including travel, meal and other expenses incurred to attend meetings solely among the non-employee directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION
OF EACH OF THE NOMINATED DIRECTORS.

PROPOSAL NUMBER 2.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected Ernst & Young LLP as our independent registered public accounting firm for 2007 and has further directed that management submit the selection of Ernst & Young LLP for ratification by stockholders at the meeting. Ernst & Young LLP has been engaged as our independent registered public accountants since March 2006. A representative of Ernst & Young LLP is expected to be present at the meeting. The representative will have an opportunity to make a statement, if so desired, and is expected to be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Board of Directors is submitting the selection of Ernst & Young LLP to stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will review its future selection of Ernst & Young LLP as our independent registered public accounting firm.

Principal Accountant Fees and Services

The following table presents fees for professional audit services rendered by Ernst & Young LLP, our current independent registered public accountants for the year ended December 31, 2006, for the audit of our consolidated financial statements for 2006 and by KPMG LLP, our previous independent registered public accountants for the year ended December 31, 2005, for the audit of our consolidated financial statements for 2005, and fees billed for other services rendered by Ernst & Young LLP and KPMG LLP.

	Year Ended
	December 31,
	2006	2005
	E&Y(1)	KPMG

Audit fees(2)(3)	$2,190,200	$1,409,808
Audit-related fees	44,077	39,435
Tax fees	—	—
All other fees	—	—

	$2,234,277	$1,449,243

(1)	Excludes fees billed for services rendered of $22,000 by KPMG LLP in 2006.

(2)	Fees associated with the audit of our consolidated financial statement, the review of our Quarterly Reports on Form 10-Q and the audit of internal controls over financial reporting totaled $1,165,200 for 2006.

(3)	Audit fees for 2005 excludes costs of $1,250,000 associated with the review of historical stock options granting procedures and the related restatement.

Fees for audit services include fees associated with the audit of our consolidated financial statement, the review of our Quarterly Reports on Form 10-Q, the audit of internal controls over financial reporting and services associated with the review of our historical stock option granting practices. Audit related fees principally include auditing and accounting related consultation services.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of December 31, 2007, with respect to the beneficial ownership of our common stock by:

•	each of the seven current or former executive officers who are identified in the Summary Compensation Table in the section entitled “Executive Compensation and Related Information” below;

•	each of our directors;

•	each person known by us to be the beneficial owner of more than 5% of our common stock; and

•	all of our executive officers and directors as a group.

Except as otherwise indicated, the address of each beneficial owner is c/o Interwoven, Inc., 160 East Tasman Drive, San Jose, California 95134.

The percentage of shares beneficially owned is based on 45,303,809 shares of common stock outstanding as of December 31, 2007. Unless indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable within 60 days of December 31, 2007 are deemed to be outstanding for the purposes of calculating the amount of beneficial ownership of that person, and for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

		Shares Issuable
	Amount of	Under Options
	Beneficial	Exercisable	Aggregate
Name and Address of Beneficial Owner	Ownership(1)	Within 60 Days	Percentage

Goldman Sachs Asset Management, L.P.(2)	5,129,169	—	11.3%
Dimensional Fund Advisors LP(3)	3,641,504	—	8.0
Joseph L. Cowan	300,000	—	*
Martin W. Brauns(4)	49,125	—	*
John E. Calonico, Jr.	365,584	321,533	*
Scipio M. Carnecchia	439,598	388,334	*
Benjamin E. Kiker, Jr.	50,588	31,875
Steven J. Martello	326,872	295,000	*
David A. Nelson-Gal	192,540	180,833	*
William Seawick(5)	—	—
Charles M. Boesenberg	23,333	23,333	*
Ronald E. F. Codd	62,299	62,299	*
Bob L. Corey	86,360	83,833	*
Frank J. Fanzilli, Jr.	73,333	73,333	*
Roger J. Sippl	18,333	18,333	*
Thomas L. Thomas	76,967	53,333	*
All 13 directors and executive officers as a group	2,281,177	1,704,425	4.9%

*	Less than 1%

(1)	Includes shares over which the person currently holds or shares voting or investment power. Also includes any shares listed under “Shares Issuable Under Options Exercisable Within 60 Days.”

(2)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on June 11, 2007 by Goldman Sachs Asset Management, L.P., reporting sole power to vote or direct the vote over 4,514,573 shares and sole power to dispose or direct the disposition of 5,129,169 shares. The address of Goldman Sachs Asset Management, L.P. is 32 Old Slip, New York, NY 10005.

(3)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2007 by Dimensional Fund Advisors LP, reporting sole power to vote or dispose or direct the vote over or disposition of 3,641,504 shares. The address of Dimensional Fund Advisors LP is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(4)	Based solely on information obtained from our transfer agent. As such, this number does not include any shares Mr. Brauns beneficially owns that are held for his account in street name by brokers and other nominees. Mr. Brauns ceased serving as a director and our Chief Executive Officer in March 2006.

(5)	Based solely on information obtained from our transfer agent. Although Mr. Seawick is not a record holder of any shares of our common stock, he or his estate may beneficially own shares that are held for his or its account in street name by brokers and other nominees. Mr. Seawick ceased serving as our Senior Vice President and Chief Marketing Officer in July 2006.

EXECUTIVE OFFICERS

The names, ages and positions of our executive officers as of December 31, 2007 are:

Joseph L. Cowan, age 59, has served as our Chief Executive Officer since April 2007. Additional background information is included above under “Proposal Number 1. Election of Directors — Nominees to the Board of Directors.”

Scipio M. Carnecchia, age 44, has served as President since September 2006. He served as our Senior Vice President of Worldwide Sales since July 2003 and as our interim President from March 2006 to September 2006. From July 2002 through June 2003, he served as our Vice President of Sales, and from March 2001 to June 2002, he was our Vice President of Alliances. Mr. Carnecchia holds a Bachelor of Engineering in electrical engineering and computer science from Stevens Institute of Technology.

John E. Calonico, Jr., age 51, has served as our Chief Financial Officer, Senior Vice President and Secretary since March 2004. From November 2003 until March 2004, he served as our Senior Vice President, Finance. From January 2002 until November 2003, he served as Chief Financial Officer and Secretary of iManage, Inc., a collaborative document management software company acquired by Interwoven in November 2003. Mr. Calonico holds a Bachelor of Science in accounting from Golden Gate University.

Benjamin E. Kiker, Jr., age 41, has served as our Senior Vice President and Chief Marketing Officer since September 2006. From August 2005 to February 2006, Mr. Kiker served as Vice President of Americas Marketing for Siebel Systems, Inc., a provider of customer relationship management software and services, and, from April 2005 to August 2005, Mr. Kiker served as Vice President and General Manager of Siebel Systems, Inc.’s Travel, Hospitality and Transportation industry group. From 2002 to March 2005, Mr. Kiker served as Senior Vice President and Chief Marketing Officer of Onyx Software Corporation, a provider of customer relationship management software and services.

Steven J. Martello, age 58, has served as our Senior Vice President of Client Services since joining Interwoven in April 2002. Prior to joining Interwoven, from November 1999 to April 2002, Mr. Martello served as the Vice President of Delivery Services of Scient Corporation, an e-business solutions and services company. Mr. Martello holds a Bachelor of Science from the State University of New York at Albany, a Master of Science in educational psychology from the State University of New York at Albany and a Master of Science in computer science from Union College.

Rafiq R. Mohammadi, age 47, has served as our Senior Vice President and Chief Strategy Officer since July 2007. From November 2003 to October 2004, he served as our Senior Vice President of Worldwide Engineering and co-Chief Technology Officer. From October 2004 to July 2007, he served as our Chief Technology Officer. From October 1995 to November 2003, Mr. Mohammadi served as Chief Technology Officer and Director of iManage, Inc., a collaborative document management software company, where his responsibilities included technology research and development. Mr. Mohammadi holds a Bachelor of Science and a Master of Science in Computer Science from the University of Illinois in Chicago and an MBA from the Kellogg School of Management at Northwestern University.

David A. Nelson-Gal, age 48, has served as our Senior Vice President of Engineering since joining Interwoven in September 2004. Prior to joining Interwoven, from 1991 to September 2004, Mr. Nelson-Gal served in various roles at Sun Microsystems, Inc., a provider of Internet-related hardware, software and services, most recently as a Vice President of Engineering in its Software Division. Mr. Nelson-Gal holds a Bachelor of Science in computer science and a Master of Science in computer science from University of Michigan.

There are no family relationships among any of our directors or officers.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction

This compensation discussion and analysis describes the material elements of compensation awarded to each of seven current or former executive officers who are identified in the Summary Compensation Table below (the “named executive officers”). This discussion and analysis serves as an introduction to the 2006 executive compensation information provided in narratives, tables and footnotes that follow. We also describe compensation actions taken in prior years or in 2007 to the extent it enhances the understanding of our executive compensation disclosure for 2006. This discussion and analysis contains statements about individual and company performance targets and goals, and the likelihood of achieving these targets and goals, in the limited context of our compensation programs. Those statements should not be understood to be statements of our expectations or estimates of future performance or other guidance, and should not be applied to other contexts. These statements are subject to many risks and uncertainties, including those identified under “Part  I, Item 1A. Risk Factors” in our 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 14, 2007.

Our Compensation Committee determines the compensation of our executive officers, including the named executive officers, and it administers our equity incentive plans. During 2006 our Board of Directors also participated in decisions about our equity compensation programs and other executive compensation matters, including the separation agreement with our former Chief Executive Officer. The Board of Directors determined director compensation for 2006. Our principal executive officer makes recommendations to the Compensation Committee about the compensation of named executive officers other than himself. In setting or recommending to the Board of Directors the compensation for named executive officers other than our principal executive officer, the Compensation Committee gives weight to the recommendations of our Chief Executive Officer, but final decisions about the compensation of our named executive officers are made by the Compensation Committee.

General Compensation Policy and Objectives

In order to attract, motivate and retain executives responsible for our success, the Compensation Committee designed our compensation programs with a framework of rewards, in the short term and the long term, for meeting and exceeding measurable company-wide goals and individual goals. We also seek to reward executives for qualitative contributions to our objectives and success generally. Within this overall philosophy, the objectives of our executive compensation program are to:

•	Provide competitive total compensation compared to similar positions at comparable companies, assuming that our performance and that the executive’s performance meet specified goals;

•	Link compensation to company performance and individual achievement;

•	Link specific cash-based elements of compensation to our near-term financial performance; and

•	Align the interests of our executives and our stockholders to provide long-term incentives to build stockholder value.

The elements of compensation for our named executive officers include base salaries, cash incentive bonuses, stock options and restricted stock units. In order to recruit and retain our named executive officers, we seek to offer total compensation that is competitive with the compensation offered by companies with which we compete for executive talent. We target total compensation for named executive officers at approximately the 50th percentile of total compensation paid to comparable executives at comparable companies. However, the Compensation Committee has not always selected, and in 2006 it did not use, a formal peer group for purposes of benchmarking competitive compensation. Cash compensation is designed to vary with our results in achieving financial and non-financial objectives selected or confirmed by the Compensation Committee. This incentive cash compensation, tied to the achievement of company-wide goals or individual goals, generally targeted at 40% to 60% of total cash compensation for our Chief Executive Officer and executives primarily responsible for sales and service functions, and from 30% to 40% of total cash compensation for our other executive officers. The Compensation Committee believes that this allocation between salary and incentive cash compensation strikes a balance of its goal of retaining named executive officers and its goal of creating proper incentives for their achievement of company-wide and individual goals, with the principal focus of incentive cash compensation being the achievement of company-wide goals. In 2006 executive officer retention was a special focus of the Compensation Committee’s decisions about executive compensation, given the January 2006 retirement of our former Chief Executive Officer and the level of competition for qualified executives in our industry and in our region.

From time to time, special business conditions may warrant additional compensation to attract, retain or motivate executives. Examples of such conditions include acquisitions, recruiting or retaining specific or unique talent, and recognition for exceptional contributions. In these situations, the Compensation Committee considers the business needs and the potential costs and benefits of special rewards. For example, the Compensation Committee approved sign-on bonuses to Joseph L. Cowan in 2007 and to Benjamin E. Kiker, Jr. in 2006, in each case pursuant to the executive’s offer letter with us.

Compensation Surveys and Consultants

In 2005, the Compensation Committee sought strategic advice about our equity compensation programs, and obtained related survey data, from Compensia, Inc. (“Compensia”). Compensia was retained to assist the Board of Directors in updating our long-term equity compensation strategy in light of mandated expensing of stock options. In 2006, the Compensation Committee and the Board of Directors considered this survey data and trend information in formulating our overall equity compensation strategy.

For 2006, our Human Resources staff compiled competitive compensation data from a “peer group” consisting of all the software companies that participate in the surveys described below that had 2005 revenues of between $50 million and $200 million. On average, these companies had average 2005 revenue of $113 million. The compensation data was derived from the results of surveys by Radford Surveys + Consulting, a San-Jose based business unit of Aon Consulting (“Radford”). The Radford database includes compensation data from a large number of companies across a number of industries, including software, that participate in the Radford surveys. In 2006, the Compensation Committee determined levels of named executive compensation after referring to the competitive compensation data, but did not base its compensation decisions on any formal benchmarks.

For 2007, the Compensation Committee retained Radford to help it establish industry compensation benchmarks and to determine compensation for the named executive officers. In particular, the Compensation Committee engaged Radford to assist in the selection of the appropriate peer group for executive compensation benchmarking purposes. For 2007, Radford compiled the following “peer group” of companies under the direction of our Compensation Committee:

Ariba	OpenText Corporation	Salesforce.com
Borland Software	Openwave Systems	TIBCO Software
Digital Insight	QAD	Vignette
Epicor Software	Quest Software	WebEx Communications
Informatica	Radiant Systems	Wind River Systems
Macrovision

Radford selected these companies based on a number of factors that it believed were appropriate, including industry, size and revenue. The 2007 peer group generally includes similarly-sized software companies with 2006 revenues of between $200 million and $500 million, although larger companies were included to the extent they were direct competitors for executive talent. Our 2006 revenues were at the low end of the range of revenues of companies in the 2007 peer group, aligning roughly with the 25th percentile. The Compensation Committee used this peer group to benchmark named executive officer compensation for 2007 because the Compensation Committee believes that these companies more closely resemble our profile with respect to the above factors than the peer group used in 2006. Since first engaging Radford as its consultant for 2007, the Compensation Committee determines the scope of Radford’s assignments and Radford reports exclusively to the Compensation Committee. While under this assignment, Radford has provided the Compensation Committee with reports and analysis regarding 2007 peer group compensation data and has provided recommendations regarding our equity and non-equity compensation program and compensation level changes.

For 2006, the Compensation Committee determined compensation of named executive officers with reference to the market data compiled by our Human Resources staff, and based upon the recommendations of our former Chief Executive Officer, but without the active involvement of a compensation consultant and with no particular benchmarking targets with reference to a peer group. The Committee examined data available to it and made subjective judgments about appropriate compensation structures and the contributions of various executives that should be rewarded.

In determining the 2007 compensation for our named executive officers, the Compensation Committee retained Radford to provide its recommendations on competitive 2007 peer group pay practices. Radford conducted a study to develop its recommendations, concluding that base salaries and on-target cash incentive bonuses for our named executive officers were below the 50th percentile of the 2007 peer group, in all cases either at the low end of or below the competitive range — which Radford determined was 10% above or below the 50th percentile of base salary and 15% above or below the 50th percentile of base salary plus on-target cash incentive bonus. Radford also determined that 2007 long-term equity award values for our named executive officers on average were below the 50th percentile of the 2007 peer group and in all but one case either at the low end of or below the competitive range — which Radford determined was 30% above or below the 50th percentile.

For 2007, the Compensation Committee decided to target each element of named executive officer compensation — base salaries, target incentive cash compensation and equity awards (and hence total compensation) — at the 50th percentile of the peer group for each of the executives’ positions. The Compensation Committee believed that this would appropriately balance its objectives of promoting retention, provide performance incentives and aligning executives’ interests with interests of shareholders. The Committee also believes that this arrangement substantially achieves internal equity among named executive officers.

Elements of Compensation

The three material elements of our named executive officer compensation program are base salary, cash incentive awards and equity incentive awards.

Base Salary

We seek to provide our senior management with a base salary that is appropriate for their roles and responsibilities, and that provides them with a level of income stability. The Compensation Committee reviews base salaries annually, and adjusts them from time to time in light of market conditions and individual factors, including responsibilities, qualitative performance, experience and salary history. For 2006, the base salaries of our named executive officers were determined for each individual by evaluating his scope of responsibility, qualitative performance and other contributions, prior experience and salary history, and salaries for similar positions at comparably sized companies. During 2006, the Compensation Committee made its compensation decisions based on its subjective judgment taking into account the available information. In setting salaries for 2006, the Compensation Committee considered base salary increases for our named executive officers other than our former Chief Executive Officer. After careful consideration, the Compensation Committee approved no increases for any of these individuals other than Mr. Calonico, whose base salary was increased by $35,000, or 16%. The Compensation Committee believed salary levels were competitive and would serve as an effective means of retaining these individuals.

During 2006, in connection with the retirement of our former Chief Executive Officer and Mr. Carnecchia’s appointment as Interim President, the Compensation Committee approved an increase to Mr. Carnecchia’s base salary in the amount of $30,000 per quarter for each quarter in which Mr. Carnecchia served as our principal executive officer following the first quarter of 2006. This additional pay, on top of Mr. Carnecchia’s annual base salary of $200,000, reflected the fact that Mr. Carnecchia’s responsibilities as Senior Vice President of Worldwide Sales would continue while he served as our principal executive officer. The Compensation Committee did not benchmark other companies’ pay practices in similar situations, but did determine that this arrangement and the additional salary was fair and reasonable in view of the Compensation Committee’s qualitative assessment of Mr. Carnecchia’s expected contributions in his expanded role, our business needs and the potential costs and benefits, including the retention and incentive benefits. In reaching this determination, the Compensation

Committee concluded that the annual base salary of our former Chief Executive Officer — $400,000 prior to his retirement — was competitive with then-current market practice. The Compensation Committee also believed that this additional pay would serve the purpose of retaining Mr. Carnecchia as our principal executive officer until a new Chief Executive Officer was appointed.

Our former Chief Executive Officer announced his retirement in January 2006 and his 2006 base salary was unchanged from 2005. During 2005, the Compensation Committee had increased our former Chief Executive Officer’s base annual salary by $50,000 to $400,000, primarily for retention purposes, targeting a total compensation package for our former Chief Executive Officer at roughly the 75th percentile for the software companies that it considered comparable and recognizing that his previous salary had been established in 2003.

For 2007, the Compensation Committee reviewed the base salaries for each of our named executive officers. Based on its conclusion that these base salaries were below the 50th percentile of the 2007 peer group on average and in all but one case either at the low end of or below the competitive range, the Compensation Committee adjusted the 2007 base salaries of the named executive officers other than our Chief Executive Officer to align them more closely with the competitive practices of our 2007 peer group and promote internal pay equity.

In connection with the hiring of our Chief Executive Officer in April 2007, we negotiated an employment arrangement with him that provides for an annual base salary of $450,000. This amount was below the 50th percentile of base salaries among, the 2007 peer group. In negotiating and setting his annual base salary, the Compensation Committee targeted roughly the 50th percentile of the 2007 peer group, but within the competitive range, which the Compensation Committee believed was the level of compensation necessary to attract qualified candidates. The Compensation Committee also awarded our Chief Executive Officer a $50,000 signing bonus as an inducement to accept our offer of employment.

Cash Incentive Awards

Our named executive officers are eligible to receive incentive cash compensation based on his individual performance and our corporate performance in each quarter and for the entire year. These bonuses are payable quarterly and after the end of the year. The Compensation Committee adopted incentive bonus plans for 2006 and 2007 (each, a “Bonus Plan”) as the primary method of compensating these individuals for achieving our corporate performance goals and the officer’s individual performance goals. These corporate performance goals and individual goals are established and approved by the Board of Directors or the Compensation Committee. The Compensation Committee also adopted commission-based compensation plans in each of 2006 and 2007 (each, a “Commission Plan”) for two of its named executive officers, Mr. Carnecchia and Mr. Martello. Mr. Carnecchia’s plans called for commissions for software license bookings and revenues from consulting and education services. Mr. Martello’s plans called for commissions for revenues from maintenance, consulting and education services. The terms of the Bonus Plans and Commission Plans are described below following the table captioned “Grants of Plan-Based Awards”. Although the Bonus Plan provides that the Compensation Committee has the discretion to adjust quarterly or annual bonus amounts under the Bonus Plan based on a recommendation by our Chief Executive Officer after review of a participant’s performance, there were no such adjustments in 2006 and 2007.

In general, the Compensation Committee designed its named executive officer incentive bonus plans to ensure that each of the named executive officer had interests that were aligned with those of our stockholders and that the named executive officers are provided incentives to maximize their efforts throughout the year. Each year, the Bonus Plan is intended to compensate participating executive officers for their contribution to achieving annual and quarterly financial goals contained in our company financial plan and, in the case of our named executive officers other than our principal executive officer, for success in meeting individual performance goals. Each year, the Commission Plans are intended to compensate participating executives for the performance of sales or service functions for which he is responsible, measured with reference to that function’s contribution to achieving annual and quarterly financial goals contained in our company financial plan.

For 2006, the individual on-target bonuses for the named executive officers ranged from 41% to 138% of base salary. For 2007, the individual on-target bonuses for the named executive officers range from 40% to 98% of base salary. Our named executive officers who are responsible for sales and service functions were gathered toward the high end of this range and the others were gathered at the bottom of this range, reflecting our compensation philosophy to link specific cash based elements of compensation to our near term financial performance, and to increase the percentage of total cash compensation represented by cash incentive awards where doing so would have the greatest impact on revenue generation. The on-target bonus amounts for each of the named executive officers for 2006 were and 2007 are as follows:

	2006				2007
	Bonus Plan				Bonus Plan
	Company		Commission		Company		Commission
Name	Performance	MBO	Plan	Total	Performance	MBO	Plan	Total

Martin W. Brauns(1)	*	*	*	*	*	*	*	*
John E. Calonico, Jr.	$100,000	$25,000	*	$125,000	$100,000	$38,000	*	$138,000
Scipio M. Carnecchia	*	*	$275,000	$275,000	*	*	$275,000	$275,000
Joseph L. Cowan(2)	*	*	*	*	$400,000	*	*	$400,000
Benjamin E. Kiker, Jr.(3)	$16,000	$7,500	*	$23,500	$80,000	$30,000	*	$110,000
Steven J. Martello	$25,000	$25,000	$150,000	$200,000	*	$40,000	$160,000	$200,000
David A. Nelson-Gal	$73,000	$30,000	*	$103,000	$76,000	$32,000	*	$108,000
William Seawick	$80,000	$30,000	*	$110,000	*	*	*	*

*	Not applicable.

(1)	Mr. Brauns announced his retirement prior to the Compensation Committee’s determination of bonus targets.

(2)	Mr. Cowan’s employment commenced in April 2007.

(3)	Mr. Kiker’s annual target goal was $110,000, prorated based on his date of hire of September 12, 2006.

In connection with the hiring of our Chief Executive Officer in April 2007, we negotiated an employment arrangement with him that provides for an on-target bonus amount of $400,000. This amount was below the 50th percentile of the 2007 peer group, but within the competitive range. In negotiating and setting the amount of his on- target cash incentive award, the Compensation Committee targeted roughly the 50th percentile of the 2007 peer group, which it believed was the level of compensation required to attract qualified candidates and provide him with appropriate incentives during his first year of service.

Bonus Plans.  Actual bonus payments equal the target bonus amount multiplied by a percentage that varies depending upon achievement of the following three separate goals for the year and for each quarter of the year:

•	non-GAAP operating income goals, which, in 2006 and 2007, were the same as the quarterly and annual non-GAAP operating income targets contained in our financial plan, as approved by the Board of Directors (“Non-GAAP Operating Income Goals”);

•	revenue targets, which, in 2006 and 2007, were the same as the quarterly and annual revenue targets contained in our financial plan, as approved by the Board of Directors (“Revenue Goals”); and

•	Individual goals and objectives established for each of those persons by our principal executive officer (“MBO Goals”).

For each of our named executive officers, half of the portion of his bonus under the Bonus Plans that is contingent upon the achievement of company performance goals depends on achievement of Non-GAAP Operating Income Goals and the other half depends on achievement of Revenue Goals. The portion of the named executive officers’ bonus under the Bonus Plans that is contingent upon the achievement of MBO Goals depends on a number of individualized goals that vary from named executive officer to named executive officer. Named executive officers who are responsible for functions other than sales and service have a higher percentage of their target bonuses that could be earned by achievement of MBO Goals. For additional information regarding this plan, see the narrative accompanying the table captioned “Grants of Plan-Based Awards” below.

The Compensation Committee selected Non-GAAP Operating Income Goals and Revenue Goals because it believes that these two measures are correlated with stockholder value creation, improvement in these measures aligns with our overall growth strategy, we and our investors see these measures as among the most critical of our financial information, and these measures balance growth and profitability. The Non-GAAP Operating Income Goals and the Revenue Goals are set at levels that are intended to reward the named executive officers for achieving results that meet our expectations. The Compensation Committee believes that to provide for an appropriate incentive effect, the goals should be such that to achieve 100% of the goal the performance for the applicable period must be aligned with our financial plan, and that named executive officers should not be rewarded for performance that does not approximate our quarterly and annual financial plan. Accordingly, the named executive officer will receive no payment for the portion of the target bonus that is based on a company performance goal if the minimum achievement threshold level of a particular goal is not met — not more than $1 million below our Non-GAAP Operating Income Goal and not less than 90% of the Revenue Goal. Conversely, if the achievement threshold of a particular goal is exceeded, the named executive officer may receive a payment amount that exceeds his target bonus associated with that goal, with a maximum cap of 300%.

For 2006, Messrs. Calonico, Kiker, Martello, Nelson-Gal and Seawick earned cash payments of $113,900, $19,600, $253,394, $83,147 and $33,600, respectively, under the Bonus Plan as a result of achievement of goals related to company performance. For the named executive officers who participated in the Bonus Plan, these payments represent 113.9% of the target bonus amount that is based on company performance goals for each named executive officer who was employed by us for the entire year and 123.0% and 105.0% for Mr. Kiker and Mr. Seawick, each of whom was employed for a shorter period. For the full year 2006, our Non-GAAP Operating Income Goals were $18.7 million and our Revenue Goals were $193.5 million. We exceeded the minimum achievement threshold of the Non-GAAP Operating Income Goals and Revenue Goals in every quarter and for the full year, and met or exceeded these goals in every quarter and for the full year, except with respect to the first quarter Non-GAAP Operating Income Goal. Overall, our 2006 non-GAAP income exceeded the related goal by 23.0% and our 2006 revenue exceeded the related goal by 3.5%.

For 2007, our company performance goals were also obtained directly from our annual plan, as approved by the Board of Directors. Following a year in which our revenue and non-GAAP Operating Income growth rates exceeded the average rates of other companies in the Content Management software industry, particularly with respect to license revenues, our Board of Directors established goals for our company that, in view of market factors, our scale and the transition in our principal executive officer, were challenging but relatively consistent with our 2006 growth rates. To achieve these goals, we would have to outperform average industry growth rates in 2006 and expected growth rates for 2007, in some cases significantly. Accordingly, the Compensation Committee believed that achieving these goals would be a challenge for our Company. The Compensation Committee also modified the Bonus Plan to require achievement above 102% of the Revenue Goal before rewarding compensation in excess of the bonus target, as compared to 100% of the Revenue Goal in 2006, increasing the difficulty of achieving additional bonus compensation should the targets have been set too low and providing added incentives to outperform our financial plan.

The portion of the bonus that is linked to achievement of MBO Goals depends on individualized quarterly objectives designed to promote achievement of non-financial operational goals. Named executive officers responsible for functions other than sales and service had a higher percentage of their target bonuses that could be earned by achievement of MBO Goals, because the Compensation Committee expected those officers to influence primarily our achievement of operational and other non-financial goals. Accordingly, this component of compensation serves retention purposes, because it allows individuals greater influence over the achievement of their bonus goals and enhances internal equity.

Each named executive officer typically has three to five MBO Goals in any quarterly period. The specific MBO Goals, and the relative weighting of each, is determined by the principal executive officer and confirmed by the Compensation Committee. Bonus payments associated with MBO Goal achievement are based on the degree to which each of the objectives is achieved, as determined by the Compensation Committee, based on the assessments and recommendations of the principal executive officer, but in no event can the amount of the bonus payment exceed the target for the bonus that is linked to achievement of MBO Goals.

The 2006 MBO Goals for our Chief Financial Officer, Mr. Calonico, were focused on the management of his area of responsibility, enhancements to our financial systems and other operational goals, such as securing a new headquarters facility. The objectives of our Senior Vice President of Consulting Services, Mr. Martello, focused on enhancing customer satisfaction and experience and management of his area of responsibility, and included strategic integration and development goals. The 2006 MBO Goals for our Chief Marketing Officers, Mr. Kiker and Mr. Seawick, consisted of operational objectives within their area of responsibility, including strategic development of our marketing plan and staffing and exceeding customer satisfaction metrics. For our Senior Vice President of Engineering, Mr. Nelson-Gal, MBO Goals consisted primarily of operational objectives within his business area, including strategic directives related to our products and development.

The 2007 MBO Goals for our named executive officers consisted of similar strategic and operational objectives, related to each named executive officer’s business area of responsibility.

In 2007 the Compensation Committee introduced a minimum achievement threshold requirement to the MBO Goals component of the Bonus Plan, requiring the named executive officer to achieve 60% of his MBO Goals before any related payments are earned. Based partly on this threshold, the Compensation Committee believed that the 2007 MBO Goals are moderately difficult to achieve.

The Compensation Committee believes that our overall financial performance is the best measurement to use in establishing the cash incentive compensation of our principal executive officer, and, therefore, the cash incentive portion of Mr. Cowan’s total compensation is based upon the degree to which company performance goals are achieved, and since his first quarter of employment does not include MBO Goals. Similarly, the cash incentive compensation for our most senior sales executive (currently our President) does not include MBO Goals because the Compensation Committee believes that his cash incentive compensation should be based solely on our financial performance related to his area of responsibility.

Commission Plans.  As further described above and following the table captioned “Grants of Plan-Based Awards” below, the Compensation Committee established Commission Plans for Mr. Carnecchia and Mr. Martello in each of 2006 and 2007.

Mr. Carnecchia’s 2006 and 2007 Compensation Plans provides for commissions on software license bookings and revenues from consulting and education services. Under each plan, the commissions are earned and paid quarterly based upon attainment of the quarterly goals contained in our company financial plan for software license bookings and revenues from consulting and education services, and quarterly goals for such bookings and revenue less the cost of license revenues and sales expenses to attain such bookings and revenue (“Direct Margin”), with no maximum cap on the amount of bonus that could be earned. The Compensation Committee selected these three measures because they directly relate to increases in our revenues and margins and, therefore, are strongly correlated with the creation of stockholder value, improvement in these measures aligns with our overall growth strategy, and we and our investors see these measures as among the most critical of our financial information. In addition, these measures were selected because Mr. Carnecchia could directly influence achievement of them, as the executive officer with primary responsibility for the sales organization. All three goals are set at levels that are intended to incentivize Mr. Carnecchia for achieving results that meet our expectations, and reward him for doing so. His ability to directly influence the achievement of these measures also reflects the fact that his base annual salary is significantly less than the amount of his on-target bonus and typically has been substantially less than his actual bonus payment. The Compensation Committee believes that in order to provide for an appropriate incentive effect, the goals should be such that to achieve 100% of the target bonus amount the performance for that year must be aligned with our company financial plan, but for retention purposes Mr. Carnecchia should earn commissions at a lower rate on performance that does not meet or exceed our quarterly financial plan. The Compensation Committee did not establish a minimum achievement threshold requirement under Mr. Carnecchia’s compensation plans, reflecting the fact that Mr. Carnecchia has a greater percentage of his total compensation at risk than all other named executive officers. For 2006, Mr. Carnecchia earned cash payments totaling $533,520 under his Commission Plan as a result of achievement of the software license bookings goals and goals for revenue from consulting and education services, after factoring in the Direct Margin, representing 194% of his on-target bonus. In 2006, the full-year goals for software license bookings and revenues from consulting and education services were $74.76 million and $35.3 million, respectively, and our Direct Margin goals averaged 49%. Overall, in 2006, our full-year software license bookings exceeded the related goal by $5.9 million, our full-year revenue from consulting and education services exceeded the related goal by $2.8 million, and Direct Margin averaged 52%.

As was the case in 2006, the software license bookings goals, goals for revenues from consulting and education services and Direct Margin goals for 2007 are obtained directly from our financial plan, as approved by the Board of Directors. Following a year in which our revenue growth rates exceeded the average rates of other companies in the Content Management software industry, particularly with respect to license revenues, our Board of Directors established goals for our company that, in view of market factors, our scale and the transition in our principal executive officer, were challenging, although relatively consistent with our 2006 growth rates. To achieve our revenue goals, particularly license revenue goals, our company would have to significantly outperform average industry growth rates in 2006 and expected growth rates for 2007. Accordingly, the Compensation Committee believed that achieving these bookings, revenue and Direct Margin goals would be a challenge for our Company.

Mr. Martello’s 2006 and 2007 Compensation Plans provide for commissions on revenue from revenues from maintenance, consulting and education services. Under each plan, the commissions are earned and paid quarterly based upon attainment of quarterly goals contained in our company financial plan for revenues from maintenance, consulting and education services and quarterly goals for that revenue, less the cost of the customer support and professional services organization to attain such revenues (“Services Direct Contribution”), with no maximum cap on the amount of bonus that could be earned. The Compensation Committee selected these two measures for reasons similar to the reasons it selected the goals under Mr. Carnecchia’s compensation plan, and since Mr. Martello is directly responsible for the services organization, he could influence the achievement of these critical measures. These goals are set at levels that are intended to incentivize Mr. Martello for achieving results that meet our expectations, and reward him for doing so. His ability to directly influence the achievement of these measures also reflects the fact that his base annual salary is significantly less than the amount of his on-target bonus. The Compensation Committee believes that in order to provide for an appropriate incentive effect, the goals should be such that to achieve 100% of the target bonus amount, the performance for that year must be aligned with our company financial plan, and that Mr. Martello should not receive payment of bonus for achievement of less that 96% of goal for revenues from maintenance, consulting and education services. The Compensation Committee established a minimum achievement threshold requirement under Mr. Martello’s compensation plans, reflecting the fact that maintenance, consulting and education services has less variability as compared to license revenues and bookings. For 2006, Mr. Martello earned cash payment totaling $224,919 under his Commission Plan as a result of achievement of the professional services revenue goals, after factoring in the Services Direct Contribution, representing 150% of his on-target bonus related to his Commission Plan. In 2006, the full-year goal for revenues from maintenance, consulting and education services was $118.1 million, and our Services Direct Contribution goals averaged 65%. Overall, in 2006, our full-year revenues from maintenance, consulting and education services exceeded the related goal by $6.6 million, and Services Direct Margin averaged 65%.

As was the case in 2006, goals for revenues from maintenance, consulting and education services and Services Direct Contribution goals for 2007 are obtained directly from our financial plan, as approved by the Board of Directors. Following a year in which our revenue growth rates exceeded the average rates of other companies in the Content Management software industry, our Board of Directors established goals for our company that, in view of market factors, our scale and the transition in our principal executive officer, were challenging, although relatively consistent with our 2006 growth rates. To achieve our revenue goals, our company would have to significantly outperform average industry growth rates in 2006 and expected growth rates for 2007. Accordingly, although our revenues from maintenance, consulting and education services are less variable than our license revenues, the Compensation Committee believed that achieving goals for these revenues and Services Direct Contribution would be a challenge for our Company.

Long-Term Equity Awards

Each named executive officer is eligible to receive equity awards, which the Compensation Committee believes will reward the named executive officers if stockholder value is created over the long-term, as the value of the equity awarded increases with the appreciation of the market value of our common stock. Accordingly, the primary purpose of our long-term equity awards is to align the interests of the named executive officers with those of the stockholders through incentives to create stockholder value. Equity awards also improve our ability to attract and retain our executives by providing compensation that is competitive with market levels.

The Compensation Committee seeks to provide equity incentive awards that are generally competitive with market practice, which it determines by reference to market data compiled by our Human Resources staff, and more recently by reference to the practice among companies in our peer group. Our equity compensation plans provide for awards of stock options, restricted stock, restricted stock units and stock bonuses. Equity grants are typically awarded to executive officers upon hiring or promotion, in connection with a significant change in responsibilities, or sometimes to achieve internal equity. Each year, the Compensation Committee reviews the equity ownership of our executive officers and considers whether to make an additional award. In making this determination, the Compensation Committee takes into account, on a subjective basis, the responsibilities, past performance and anticipated future contribution of the executive, the competitiveness of the executive’s overall compensation package, as well as the executive’s existing equity holdings, accumulated realized and unrealized stock option gains, the potential reward to the executive if the market value of our common stock appreciates, and the recommendations of our principal executive officer. Beginning in 2007, the Compensation Committee determined to target long-term equity award grant guideline levels for our named executive officers with reference to the 50th percentile of the peer group. However, during 2007, the Compensation Committee’s awards of equity compensation to our named executive officers in 2006 were delayed until 2008 as a result of our Audit Committee’s voluntary review of our historical stock option grant procedures and the restatement of our consolidated financial statements. For a description of these grants, see “Certain Relationships and Related Transactions — Certain Transactions with Related Persons” section of this Proxy Statement.

Prior to 2006, we used stock options as the principal mechanism of providing long-term incentive compensation. However, as the market value of our common stock had declined or fluctuated over time, outstanding stock options were not serving their intended purpose, because many had exercise prices significantly higher than the market value of our common stock, so they had limited incentive or retention effect. In view of this fact and the fact that the expensing of stock options was mandated in 2006, in October 2005, the Board of Directors approved the acceleration of vesting of all outstanding, unvested stock options with exercise prices above $8.23 per share. Beginning in June 2006, the Compensation Committee began granting restricted stock units — the right to receive one share of our common stock for each restricted stock unit upon the vesting or settlement date — in lieu of or in addition to stock options. The Compensation Committee believes that restricted stock units align the interests of the named executive officers with the interests of stockholders because the value of restricted stock unit awards appreciates if the market value of our common stock appreciates. In addition, the Compensation Committee believes that use of restricted stock units may reduce the rate at which the total number of shares underlying stock options and other awards outstanding increases over time because the fair value per share of restricted stock units is typically higher than the fair value per share of stock options. The Compensation Committee also believes that these awards have significant retention value and support continuity among the executive team, and gave special weight to this consideration in 2006, after our Chief Executive Officer retired and the Company was searching for his replacement.

During 2006, our named executive officers were granted restricted stock units representing 155,000 shares of our common stock, including awards of restricted units covering 50,000 shares to Mr. Carnecchia, 40,000 shares to Mr. Calonico, 35,000 shares to Mr. Martello, 10,000 shares to Mr. Nelson-Gal and 20,000 shares to Mr. Kiker. Each restricted stock unit award vests in equal annual installments over four years from the vesting commencement date, as disclosed below in the Grants of Plan-Based Awards table. The Compensation Committee selected this vesting schedule to be consistent with competitive market practice, based on market data obtained from our Human Resources staff and Compensia. The Compensation Committee set the number of restricted stock units granted to each named executive officer based on its subjective judgment of an appropriate level of long-term incentive compensation for each individual named executive officer, taking into account, in particular, the executive’s existing equity holdings, accumulated realized and unrealized stock option gains, the potential reward to the executive if the market value of our common stock appreciates. Details of the restricted stock units granted to our named executive officers in 2006 are disclosed in the Grants of Plan-Based Awards table below.

During 2006, our named executive officers were granted options to purchase 190,000 shares of our common stock. After its subjective consideration of the factors mentioned above for each named executive officer, the Compensation Committee determined to award of stock options to only two named executive officers, as a result of a change in responsibilities or in connection with the commencement of employment. In May 2006, in connection with setting his compensation as our principal executive officer, Mr. Carnecchia was granted an option to purchase a total of 100,000 shares of common stock at an exercise price of $9.24 per share, of which options to purchase 50,000 shares vested on March 31, 2007 and the remainder will vest in equal monthly increments over the 12 months thereafter. In addition, his option grant contained acceleration of vesting provisions that were subsequently adjusted as discussed under the sections entitled “Severance Arrangements” and “Change of Control Arrangements” below.

In September 2006, upon his joining Interwoven as our Chief Marketing Officer, Mr. Kiker was granted an option to purchase 90,000 shares of our common stock at an exercise price of $8.10 per share, of which options to purchase 22,500 shares vested on September 12, 2007, and the remainder will vest in equal monthly increments over the 36 months thereafter. Further details of stock options granted to our named executive officers in 2006 are disclosed in the Grants of Plan-Based Awards table below.

In connection with the hiring of our Chief Executive Officer in April 2007, we negotiated an employment arrangement with him that provides for a restricted stock award representing 300,000 shares of our common stock and an option to purchase 300,000 shares of our common stock at a price of $15.27 per share. In negotiating and setting his equity awards, the Compensation Committee targeted roughly the 50th percentile of the 2007 peer group, which it believed was the level of compensation required to attract qualified candidates and retain and provide him with incentives to perform substantially over the duration of vesting of those awards.

Prior to October 2007, the grant date for any stock options awarded to any of our named executive officers was typically the date on which the Compensation Committee determined to make the award and the exercise price of any stock options so granted was the closing price on the grant date. In September 2007, we adopted an equity compensation award policy that provides that the grant date will be the 5th trading day of the month following the date on which the Board of Directors approves the grant, and the exercise price of any options so granted is the closing price on the grant date.

Employee Benefits

All of our named executive officers are eligible to participate in our 401(k) plan (which includes our Company matching contributions), health and dental coverage, life insurance, disability insurance, paid time off and paid holidays on the same terms as are available to all employees generally. These rewards are designed to be competitive with overall market practices, and are in place to attract and retain the talent needed for the operation of the business.

Severance Arrangements

As an inducement to join our company, our offer letters with Benjamin E. Kiker, Jr., our current Senior Vice President and Chief Marketing Officer, and William Seawick, our former Senior Vice President and Chief Marketing Officer, provided that these executive officers would be entitled to receive severance equal to six months of their base salary in the event that they were terminated without cause and they signed a general release of claims against us. In connection with his termination in July 2006, we entered into a separation agreement and release with Mr. Seawick that provided for the severance payments and other benefits that are disclosed under “Potential Payments Upon Termination or Change in Control — Severance Arrangements” below. Mr. Kiker’s offer letter provides that his severance benefit ceases after the first six months of his employment. Under “Potential Payments Upon Termination or Change in Control — Severance Arrangements” below, we have disclosed the possible severance payments Mr. Kiker would have received assuming a qualifying termination on December 31, 2006.

During 2007, we entered into severance arrangements with Joseph L. Cowan, John E. Calonico, Jr. and Scipio M. Carnecchia, each of which is disclosed under “Potential Payments Upon Termination or Change in Control” below. These arrangements were provided to our named executive officers in 2007, in connection with our Chief Executive Officer succession plan, and were designed to retain our senior executive team through and beyond the hiring of a new Chief Executive Officer.

The value of our severance arrangements for our named executive officers was not a material factor in the Compensation Committee’s determination of the level of any other element of named executive officer compensation.

Change in Control Arrangements

During 2006, the only change in control arrangements with our named executive officers were those contained in stock options and restricted stock units that provided for accelerated vesting of fifty percent of the unvested shares subject to the award in the event the named executive officer’s employment is terminated without cause, or is constructively terminated, within 12 months following a change in control (as defined in the award). The intent of these arrangements is to enable the named executive officers to have a balanced perspective in making overall business decisions, and to be competitive with market practices. The Compensation Committee believes that change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key talent would leave the Company before a transaction closes. We typically do not provide for gross-ups of excise tax values under Section 4999 of the Internal Revenue Code. Rather, we allow the named executive officer to reduce the benefit received or defer the accelerated vesting of options to avoid excess payment penalties. To encourage Mr. Cowan to accept our offer of employment, we agreed to provide him with a gross-up for excise tax values. Details of each individual named executive officer’s change in control benefits, including estimates of amounts payable in specified circumstances, are disclosed under “Potential Payments Upon Termination or Change in Control — Other Change in Control Arrangements” below.

During 2007, we entered into change in control benefit arrangements with two of our named executive officers. These arrangements included severance pay, payment of COBRA premiums and accelerated vesting of equity awards. These arrangements were provided to the named executive officers in connection with our Chief Executive Officer succession plan, and were also designed to improve retention of our senior executives whose roles would likely be eliminated in connection with a change in control of the Company. Details of each named executive officer’s change in control benefits, including estimates of amounts payable in specified circumstances, are disclosed under “Potential Payments Upon Termination or Change in Control” below.

Supplementary Compensation Policies

We use several additional policies to ensure that the overall compensation structure is responsive to stockholder interests and competitive with the market. Specific policies include:

Limitations on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits Interwoven to a deduction for federal income tax purposes of no more than $1 million of compensation paid to the principal executive officer, principal financial officer and the next three most highly compensated executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee has considered the requirements of Section 162(m) and believes that stock option grants made to the principal executive officer, principal financial officer and other applicable officers satisfy the requirements for “performance-based compensation” and are, therefore, exempt from the limitations on deductibility. Restricted stock unit awards are not performance-based, and therefore are not deductible. However, deductibility is not the sole factor used by the Compensation Committee in ascertaining appropriate levels or manner of compensation and corporate objectives may not necessarily align with the requirements for full deductibility under Section 162(m). Accordingly, we may enter into compensation arrangements under which payments are not deductible under Section 162(m). The Compensation Committee’s present intention is to comply with Section 162(m) unless the Compensation Committee believes that these requirements are not in the best interest of Interwoven or its stockholders.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the Securities and Exchange Commission or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407(e)(5) of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not deemed to be incorporated by reference in future filings with the Securities and Exchange Commission except to the extent that Interwoven, Inc. specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with Interwoven’s management. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.

Compensation Committee:

Thomas L. Thomas, Chairperson
Frank J. Fanzilli, Jr.
Roger J. Sippl (member since April 2007)
Bob L. Corey (member from October 2006 to March 2007)
Charles M. Boesenberg (member from October 2006 to April 2007)

Compensation Committee Interlocks and Insider Participation

In 2006, the members of the Compensation Committee were Mr. Thomas for the entire year, Mr. Fanzilli through October 12, 2006 and Messrs. Boesenberg and Corey since October 2006. Mr. Thomas serves as Chairman of the Compensation Committee. No interlocking relationships exist between any person who served as a member of our Compensation Committee in 2006 and any member of any other company’s board of directors or compensation committee.

Summary Compensation

The following table sets forth the compensation awarded, earned or paid for services rendered in all capacities to Interwoven, Inc. and its subsidiaries during 2006 to each individual who served as our principal executive officer during 2006, our principal financial officer, the three most highly compensated executive officers who were serving as executive officers (other than as our principal executive officer or principal financial officer) at December 31, 2006 and an additional individual for whom disclosure would have been required had he continued serving as an executive officer through December 31, 2006.

SUMMARY COMPENSATION TABLE — 2006

							Non-Equity
			Stock		Option		Incentive Plan	All Other
		Salary	Awards		Awards		Compensation	Compensation
Name and Principal Position	Year	($)(1)	($)(2)		($)(3)		($)(4)	($)(5)		Total ($)

Scipio M. Carnecchia	2006	$290,000 (7)	$51,969		$144,983		$533,520 (8)	$750		$1,021,222
President(6)
John E. Calonico, Jr.	2006	$255,000	$41,575		$13,592		$137,775	$750		$448,692
Senior Vice President and Chief Financial Officer
Steven J. Martello	2006	$250,000	$36,378		$36,291		$275,894 (9)	—		$598,563
Senior Vice President of Client Services
David A. Nelson-Gal	2006	$253,651	$10,394		$249,618		$108,872	$750		$623,285
Senior Vice President of Engineering
Benjamin E. Kiker, Jr.	2006	$76,705	$14,692		$23,994		$25,360	—		$140,751
Senior Vice President and Chief Marketing Officer
Former Officers
Martin W. Brauns(6)	2006	$100,000	$738,400	(10)	—	(10)	—	$1,437,052	(11)	$2,275,452
Former Chief Executive Officer and Director
William Seawick(12)	2006	$113,720	—		—		$45,060	$129,016	(13)	$287,796
Former Senior Vice President and Chief Marketing Officer

(1)	Effective January 31, 2007, the following named executive officers received an increase in annual base salary to the following amounts: Mr. Calonico — $280,000 and Mr. Nelson-Gal — $268,000. Effective April 19,

2007, Mr. Carnecchia received an increase in annual base salary to $300,000. Effective August 1, 2007, Mr. Calonico’s annual base salary was increased to $305,000.

(2)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006 in accordance with Statement of Financial Accounting Standard SFAS No. 123R of restricted stock unit awards issued pursuant to the 1999 Equity Incentive Plan. For restricted stock unit awards, fair value is calculated using the closing price on the grant date as if these awards were vested and issued on the grant date. No stock awards were forfeited by any of our named executive officers during the year. See the “Grants of Plan-Based Awards — 2006” table for information on restricted stock unit awards made in 2006. See also Footnote 10 below. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may be recognized by the named executive officers.

(3)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006 in accordance with SFAS No. 123R of stock option awards issued pursuant to the 1999 Equity Incentive Plan and thus includes amounts from outstanding stock option awards granted during and prior to 2006. Assumptions used, except for forfeiture assumptions, in the calculation of these amounts are included in the notes to our audited consolidated financial statements for the year ended December 31, 2006 as included in our 2006 Annual Report on Form 10-K filed with the Securities and Exchange Commission on December 14, 2007. No stock options were forfeited by any of our named executive officers during 2006 other than Mr. Brauns and Mr. Seawick who forfeited options to purchase 1,275,000 shares and 200,000 shares, respectively, in connection with the cessation of their employment. See the “Grant of Plan-Based Awards — 2006” table for information on stock option grants made in 2006. See also Footnote 10 below. These amounts reflect our stock-based compensation expense for these awards, and do not correspond to the actual value that may be recognized by the named executive officers.

(4)	Except as disclosed in footnotes 8 and 9, the amounts reflect the cash awards paid to the named executive officers under the 2006 Executive Officer Incentive Bonus Plan, as further described in “Compensation Discussion and Analysis” above and the “Grants of Plan-Based Awards — 2006” table below. The MBO Bonus portion of the awards for Messrs. Calonico, Kiker, Martello, Nelson-Gal and Seawick was $23,875, $5,760, $22,500, $25,725 and $11,460, respectively.

(5)	The “All Other Compensation” column includes the items described and quantified below and, to the extent amounts are not described and quantified below, matching contributions we made under our 401(k) plan during 2006 on behalf of each named executive officer.

(6)	Mr. Brauns retired on March 31, 2006. Mr. Carnecchia served as Interim President from the time Mr. Brauns retired until September 14, 2006, when he was appointed President. Mr. Carnecchia has served as our President since that date, and as our principal executive officer from that date until Joseph L. Cowan became our Chief Executive Officer on April 2, 2007.

(7)	Mr. Carnecchia was paid an additional $30,000 per quarter for each quarter in which he served as our principal executive officer for a total of $90,000 in 2006.

(8)	Represents cash awards paid pursuant to Mr. Carnecchia’s 2006 Compensation Plan.

(9)	Includes cash awards of $224,919 paid pursuant to Mr. Martello’s 2006 Compensation Plan.

(10)	Reflects amounts expensed in 2006 for Mr. Brauns and does not include expense for awards that were forfeited in connection with his retirement (which amounts have not been previously disclosed). We issued 80,000 shares of restricted stock under the 1999 Equity Incentive Plan pursuant to the terms of our separation agreement with Mr. Brauns and in exchange for his surrender of outstanding options to purchase 1.0 million shares of our common stock, with a weighted average exercise price of $14.39 per share. In addition, Mr. Brauns agreed to surrender an option to purchase 250,000 shares, with an exercise price of $49.38 per share, and an option to purchase 25,000 shares, with an exercise price of $111.52 per share. Accordingly, the entire amount of expense reflected in the column entitled “Stock Awards” for these 80,000 shares of restricted stock was offset by the value of options surrendered.

(11)	Mr. Brauns received a cash payment of $1,400,000 in connection with his retirement; $17,419 for accrued vacation and $18,883 in perquisites and other personal benefits. Of the $18,883 in perquisites and other personal benefits, $10,000 represents reimbursement of Mr. Brauns’ legal fees in connection with the review and execution of his separation agreement and $8,083 represents Consolidated Omnibus Budget Reconciliation Act of 1995 (“COBRA”) premium payments for Mr. Brauns and his spouse during 2006. The balance of his perquisites and other personal benefits consists of the value of our personal computer equipment that we permitted Mr. Brauns to retain following his retirement and our incremental cost of providing post-termination telephone and e-mail support.

We were obligated to provide Mr. Brauns and his spouse continued group medical coverage through COBRA through December 31, 2007 at our expense. We have paid $10,777 for COBRA premiums for Mr. Brauns and his spouse during 2007.

(12)	Mr. Seawick’s employment was terminated on July 6, 2006.

(13)	Mr. Seawick received severance of $110,000, representing six months of his base salary, $6,466 for accrued vacation and $12,500 in perquisites or other personal benefits, which amount represents the benefit to Mr. Seawick as a result of our not requesting that he repay a portion of his sign-on bonus in connection with the termination of his employment per the terms of his offer letter.

GRANTS OF PLAN-BASED AWARDS — 2006

									All	All
									Other	Other		Grant
									Stock	Option		Date
						Estimated Future			Awards:	Awards:	Exercise	Fair
			Estimated Possible			Payouts Under Equity			Number of	Number of	or Base	Value
			Payouts under			Incentive Plan			Shares of	Securities	Price of	of Stock
			Non-Equity Incentive Plan Awards			Awards			Stock or	Underlying	Option	and
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Units (#)	Options	Awards	Option
Name	Date		($)	($)	($)	(#)	(#)	(#)	(1)	(#)(2)(3)	($/Sh.)	Awards ($)

Scipio M. Carnecchia		(4)	—	$275,000	—	—	—	—	—	—	—	—
	5/19/06		—	—	—	—	—	—	—	100,000	$9.24	$359,180
	6/19/06		—	—	—	—	—	—	50,000	—	—	$431,000
John E. Calonico, Jr.		(5)	$30,000	$100,000	$300,000	—	—	—	—	—	—	—
		(6)	—	$25,000	$25,000	—	—	—	—	—	—	—
	6/19/06		—	—	—	—	—	—	40,000	—	—	$344,800
Steven J. Martello		(7)	$18,740	$150,000	—	—	—	—	—	—	—	—
		(5)	$7,500	$25,000	$75,000	—	—	—	—	—	—	—
		(6)	—	$25,000	$25,000	—	—	—	—	—	—	—
	6/19/06		—	—	—	—	—	—	35,000	—	—	$301,700
David A. Nelson-Gal		(5)	$21,900	$73,000	$219,000	—	—	—	—	—	—	—
		(6)	—	$30,000	$30,000	—	—	—	—	—	—	—
	6/19/06		—	—	—	—	—	—	10,000	—	—	$86,200
Benjamin E. Kiker		(5)	—	—	—	—	—	—	—	—	—	—
	9/12/06		—	—	—	—	—	—	—	90,000	$10.80	$352,764
	9/12/06		—	—	—	—	—	—	20,000	—	—	$216,000
Former Officers
Martin W. Brauns		(8)	—	—	—	—	—	—	80,000	—	—	$738,400
William Seawick		(5)	$24,000	$80,000	$240,000	—	—	—	—	—	—	—
		(6)	—	$30,000	$30,000	—	—	—	—	—	—	—

(1)	Except as indicated in footnote 8, all awards reported in this column are awards of restricted stock units. These restricted stock unit awards were granted under the 1999 Equity Incentive Plan, vest annually in 25% increments on each of the first through fourth anniversaries of the date of grant and are settled in shares on the vesting date.

(2)	These stock option awards were granted under the 1999 Equity Incentive Plan. Mr. Carnecchia’s options vested as to 50,000 shares on March 31, 2007 and the remainder will vest in equal monthly increments over the 12 months thereafter. Mr. Kiker’s options vested as to 22,500 shares on September 12, 2007, and the remainder will vest in equal monthly increments over the 36 months thereafter. The options have a maximum term of ten years subject to earlier termination upon cessation of service to us. The exercise price of each option may be paid in cash or in shares of common stock valued at the closing price on the exercise date or may be paid with the proceeds from a same-day sale of the purchased shares.

(3)	The vesting of stock options granted and restricted stock units awarded will immediately accelerated as provided under the caption “Potential Payments Upon Termination or Change in Control — Scipio M. Carnecchia” and “— Other Change in Control Arrangements” below

(4)	Mr. Carnecchia’s awards were granted under his 2006 Compensation Plan, which provides for commissions for software license bookings and revenues from consulting and education services. As further described below, the commissions are earned and paid quarterly upon attainment of quarterly goals for such bookings and revenues, and quarterly goals for such bookings and revenue less the cost of license revenues and sales expenses to attain such bookings and revenue. The actual payments from this incentive compensation are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table — 2006 above. Mr. Carnecchia’s 2006 Compensation Plan did not contain any threshold or maximum value. Accordingly, no such values have been included in the table for this plan.

(5)	Represents the Company Performance Bonus portion of the participant’s Target Bonus award under the 2006 Executive Officer Incentive Bonus Plan, which is further described below. The actual payments from these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table — 2006 above. The maximum values are calculated by multiplying the Company Performance Target Bonus amount by 300% and the threshold values are calculated by multiplying the Company Performance Target Bonus amount by 30%.

(6)	Represents the MBO Bonus portion of the participant’s Target Bonus award under the 2006 Executive Officer Incentive Bonus Plan, which is further described below. The actual payments from these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table — 2006 above. There was no set “Threshold” payout established with respect to this portion of the participant’s Target Bonus award under the 2006 Executive Officer Incentive Bonus Plan.

(7)	Mr. Martello’s incentive compensation award was granted under his 2006 Compensation Plan that provides for commissions for revenues from maintenance, consulting and education services. As further described below, the commissions are earned and paid quarterly upon attainment of quarterly goals for such revenues, and quarterly goals for such revenues less the cost of the customer support and professional services organization to attain such revenues. The actual payments from this incentive compensation are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table — 2006 above. The threshold value is calculated by multiplying the sum of each quarterly goal for such revenues by the product of 0.0635% multiplied by 25%. Mr. Martello’s 2006 Compensation Plan did not contain any maximum value. Accordingly, no such value has been included in the table for this plan.

(8)	Pursuant to his separation agreement with us, Mr. Brauns surrendered options to purchase an aggregate of 1.0 million shares in exchange for 80,000 shares of restricted stock. Additionally, in connection with his retirement, he surrendered options to purchase an additional 275,000 shares.

Non-equity incentive plans consist of the 2006 Executive Officer Incentive Bonus Plan and commission-based compensation plans for Mr. Carnecchia and Mr. Martello.

2006 Executive Officer Incentive Bonus Plan.  All named executive officers other than Mr. Carnecchia participated in the 2006 Executive Officer Incentive Bonus Plan. The plan provides for the payment of Company Performance Bonuses and MBO Bonuses. The Company Performance Bonus depends upon the extent to which the goals identified in the two bullets below have been achieved. These two goals are given equal weight in the determination of bonus and are not mutually dependent. Under the plan, participants are eligible to receive up to four quarterly bonuses and one annual bonus, each targeted at an amount equal to 20% of the participant’s on-target bonus based on attainment of Company Performance Bonuses for the year.

The MBO Bonuses depend on individualized, quarterly objectives that are described under “Executive Compensation and Related Information — Compensation Discussion and Analysis” above. The number of goals identified in the third bullet below, for each participant who has such goals, typically ranges from three to five, each of which is weighted differently depending on organizational strategy and other factors considered by the principal executive officer. Under the plan, participants are eligible to receive up to four quarterly bonuses, each targeted at an amount equal to 25% of the participant’s on-target bonus based on attainment of MBO Bonuses for the year.

The actual bonus payment equals the target bonus payment multiplied by a percentage that varies depending upon achievement of the following three separate goals to the extent they are met for the year and for each quarter in that year:

•	achievement of non-GAAP operating income goals, which, in 2006, were the same as the quarterly and annual non-GAAP operating income targets contained in our financial plan, as approved by the Board of Directors (the “Non-GAAP Operating Income Goals”);

•	achievement of revenue targets, which, in 2006, were the same as the quarterly and annual revenue targets contained in our financial plan, as approved by the Board of Directors (the “Revenue Goals”); and

•	in the case of each named executive officer other than our President and Chief Executive Officer, achievement of individual goals and objectives established for each of those persons by our President (the “MBO Goals”).

For purposes of the Non-GAAP Operating Income, non-GAAP operating income is calculated based on our operating income (loss) for the applicable period computed in accordance with generally accepted accounting principles less the impact of amortization of deferred stock compensation and intangible assets, restructuring and excess facilities charges, in-process research and development charges and other non-recurring items.

Information regarding the actual Non-GAAP Operating Income Goals, Revenue Goals and MBO Goals for 2006 is provided under “Executive Compensation and Related Information — Compensation Discussion and Analysis” above. The extent to which Non-GAAP Operating Income Goals and Revenue Goals are met and became payable was determined quarterly by reference to our quarterly financial press release, subject to adjustment to the extent the results of operations reflected in the consolidated financial statements filed with Securities and Exchange Commission differed. Payments of the bonus associated with the attainment of MBO Goals are paid to participants based on the degree to which each of his objective and qualitative MBO Goals are determined by the Compensation Committee to have been achieved, based on the assessments and recommendations of the principal executive officer. The extent to which a named executive officer met his MBO Goals was approved by the Compensation Committee, based upon recommendations from the President.

Under the 2006 Executive Officer Incentive Bonus Plan, if the minimum threshold level of a particular goal is not met, as described below, the named executive officer will receive no payment for the portion of the target bonus that is based on that goal. Conversely, if the threshold of a particular goal is exceeded, the named executive officer may receive a payment amount that exceeds his target bonus under the plan.

Achievement of not less than $1.0 million below the Non-GAAP Operating Income Goal was required to receive any payment of the portion of his bonus that was based on attainment of the Non-GAAP Operating Income Goal. The possible percent of payment ranged from:

•	60% to 72% for achievement of less than $500,000 below the Non-GAAP Operating Income Goal;

•	75% to 95% for achievement of not more than $500,000 below the Non-GAAP Operating Income Goal;

•	100% for achievement of the Non-GAAP Operating Income Goal;

•	101% to 104% for achievement of $100,000 to less than $500,000 above the Non-GAAP Operating Income Goal;

•	105% to 113% for achievement of $500,000 to less than $1.0 million above the Non-GAAP Operating Income Goal; and

•	115% to 300% for achievement of $1.0 million or more above the Non-GAAP Operating Income Goal;

in each case, based on a straight-line, linear scale, resulting in an incremental increase within the ranges described in the first, second, fourth, fifth and sixth bullets of 3%, 5%, 1%, 2% and 4%, respectively, for achievement of each additional $100,000 of non-GAAP operating income.

Achievement of at least 90% of the Revenue Goal was required for payment of the portion of his bonus that was based on attainment of the Revenue Goal. The possible percent of payment ranged from:

•	60% to 70% for achievement of 95% or less of the Revenue Goal;

•	76% to 94% for achievement of not more than 96% below the Revenue Goal;

•	100% for achievement of 100% of the Revenue Goal;

•	102% to 110% for achievement of 101% to 105% above the Revenue Goal; and

•	115% to 300% for achievement of 106% or more above the Revenue Goal;

in each range, based on a straight-line, linear scale, resulting in an incremental increase within the ranges described in the first, second, fourth and fifth bullets of 2%, 6%, 2% and 5%, respectively, for achievement of each additional amount of revenue that represents 1% of the Revenue Goal.

In the case of each of our named executive officers, other than our President and Chief Executive Officer, no minimum threshold of achievement of his MBO Goals was required for payment of the portion of his bonus that was based on attainment of the MBO Goals. The percent of payment for each goal was based on a straight-line, linear scale and was equivalent to the percent of the MBO Goal achieved, with a maximum cap of 100% for each goal and for aggregate on-target bonus based on attainment of MBO Goals.

Commissions Plans

Mr. Carnecchia’s 2006 Compensation Plan provides for commissions on software license bookings and revenues from consulting and education services. The commissions are earned and paid quarterly upon attainment of quarterly goals for such bookings and revenues, and quarterly goals for such bookings and revenues less the cost of the license revenue and sales expenses to attain such bookings and revenues (“Direct Contribution”). Under this plan, Mr. Carnecchia’s on-target incentive pay was $275,000, of which $250,000 was tied to achievement of license bookings goals and $25,000 was tied to achievement of goals for revenues from consulting and education services. Mr. Carnecchia is eligible to receive up to four quarterly bonuses, each designed to result in payment of an amount equal to the applicable portion of his total target bonus under this plan if there is full achievement of the quarterly goals relating to such bookings and revenues and Direct Contribution contained in our financial plan, as approved by the Board of Directors. Information regarding the actual goals for 2006 is provided under “Executive Compensation and Related Information — Compensation Discussion and Analysis” above. Direct Contribution consists solely of costs of license revenues and the direct expenses incurred by our worldwide sales organization to acquire such revenues. The actual bonus payments equal the applicable quarterly license bookings goal or goal for revenues from consulting and education services, as the case may be, multiplied by the product of a commission rate that varies depending upon the extent to which the applicable goal is achieved or exceeded, multiplied by a percentage that varies depending upon the extent to which the applicable Direct Contributions is above or below the applicable goals. Commission rates and multipliers vary by the level of license bookings or revenues from consulting and education services, resulting in commission payments increasing non-linearly only with respect to the portion of bookings or revenue that exceeds a given range, and linearly within each range. There was no minimum level of achievement required for the payment of Mr. Carnecchia’s quarterly bonus under this plan. The possible payment for the bonus tied to achievement of:

•	license bookings ranged from 0.3344% to 1.6720% of actual license bookings at 0% to more than 107% of the license bookings goal, respectively, each quarter, with the rate only increasing above 0.3344% if achievement exceeds 100% of the license bookings goal; and

•	professional services revenue ranged from 0.0708% to 0.3540% of actual professional services revenue from 0% to more than 107% of the license bookings goal, respectively, each quarter, with the rate only increasing above 0.0708% if achievement exceeds 100% of the professional services revenue goal;

in each case, multiplied by a percentage that could have ranged each quarter from 80% to 150% at more than 3% below and more than 4% above the Direct Contribution goals, respectively.

Mr. Martello’s 2006 Compensation Plan provides for commissions on revenues from maintenance, consulting and education services. The commissions are earned and paid quarterly upon attainment of quarterly goals for such revenues and quarterly goals for that revenue less the cost the cost of the customer support and professional services organization to attain such revenues (“Direct Services Contribution”). Under this plan, Mr. Martello is eligible to receive up to four quarterly bonuses, each designed to result in payment of an amount equal to the applicable portion of his total target bonus under this plan if there is full achievement of the quarterly goals relating to such revenues and Direct Services Contribution contained in our financial plan, as approved by the Board of Directors. Information regarding the actual goals for 2006 is provided under “Executive Compensation and Related Information — Compensation Discussion and Analysis” above. Direct Services Contribution consist solely of revenues from maintenance, consulting and education services less direct expenses to acquire and provide the maintenance, consulting and educational services. The actual bonus payment equals the applicable quarterly goals for such revenues from maintenance, consulting and education services multiplied by the product of a commission rate that varies depending upon the extent to which the applicable goal is achieved or exceeded, multiplied by a percentage that varies depending upon the extent to which the applicable Direct Services Contribution are above or below the applicable goals. Achievement of not less than 96% of these goals each quarter was required for the payment of Mr. Martello’s quarterly bonus under this plan. The possible payment ranged from 0.0635% to 0.2541% of actual revenues from maintenance, consulting and education services at 96% and in excess of 110% of the goal for such revenues, respectively, each quarter, multiplied by a percentage that could have ranged each quarter from 25% to 200% at more than 2% below and more than 3% above the Direct Services Contribution goals, respectively. The plan provided that Mr. Martello would receive no commissions if actual revenues from maintenance, consulting and education services were lower than 96% of the goal for such revenues.

The extent to which license bookings goals and goals for revenues from consulting and education and/or maintenance services, and Direct Contribution or Direct Services Contribution goals related thereto, were met and bonuses under the commission-based compensation plans became payable was determined quarterly by our finance team and the Audit Committee of the Board of Directors, based on our reported financial results, and each quarterly payment was approved by the Compensation Committee. Under these commission-based compensation plans, fractional percentages are rounded to the nearest whole percentage in determining the extent to which goals have been achieved.

OUTSTANDING EQUITY AWARDS AT 2006 YEAR-END

	Option Awards					Stock Awards
	Number of		Number of						Market Value
	Securities		Securities				Number of		of Shares
	Underlying		Underlying		Option		Shares or		or Units of
	Unexercised		Unexercised		Exercise	Option	Units of Stock		Stock That
	Options (#)		Options (#)		Price	Expiration	That have		have not
Name	Exercisable		Unexercisable		($)	Date	not Vested (#)		Vested* ($)

Scipio M. Carnecchia	21,251	(1)	—		$24.25	4/3/2011
	6,250	(4)†	—		$25.60	2/6/2012
	10,000	(6)†	—		$13.60	5/7/2012
	10,000	(7)†	—		$9.60	7/11/2012
	10,000	(9)†	—		$9.92	12/5/2012
	22,917		2,083	(10)	$6.60	4/15/2013
	25,000	(12)†	—		$10.00	8/1/2013
	65,000	(14)†	—		$13.72	1/30/2014
	50,000	(15)†	—		$8.83	6/22/2014
	40,000	(17)†	—		$9.43	1/10/2015
	30,000	(18)†	—		$8.38	6/22/2015
	—		100,000	(19)	$9.24	5/19/2016
							50,000	(20)	$733,500
John E. Calonico, Jr.	104,602	(2)†	—		$11.76	1/14/2012
	29,886	(3)†	—		$11.76	1/14/2012
	44,829	(2)	—		$6.69	1/14/2012
	74,716	(8)	—		$4.10	10/18/2012
	47,500	(13)†	—		$13.41	12/4/2013
	20,000	(17)†	—		$9.43	1/10/2015
							40,000	(20)	$586,800
Steven J. Martello	50,000	(5)†	—		$16.88	4/30/2012
	22,396		2,604	(11)	$7.24	5/1/2013
	80,000	(14)†	—		$13.72	1/30/2014
	50,000	(15)†	—		$8.83	6/22/2014
	40,000	(17)†	—		$9.43	1/10/2015
	50,000	(18)†	—		$8.38	6/22/2015
							35,000	(20)	$513,450
David A. Nelson-Gal	112,500		87,500	(16)	$7.77	9/10/2014
	10,000	(17)†	—		$9.43	1/10/2015
							10,000	(20)	$146,700
Benjamin E. Kiker, Jr.	—		90,000	(21)	$10.80	9/12/2016
							20,000	(22)	$293,400
Former Officers
Martin W. Brauns	—		—		—	—	—		—
William Seawick	—		—		—	—	—		—

*	The market value of the restricted stock units that have not vested is calculated by multiplying the number of units that have not vested by the closing price of our common stock at December 29, 2006, the last trading day in 2006, which was $14.67.

†	On October 3, 2005, the Board of Directors approved the acceleration of vesting of all outstanding, unvested common stock options, with exercise prices in excess of $8.23 per share, previously awarded to employees and officers under our equity compensation plans. As a condition to the acceleration of vesting, holders of the options accelerated were required to refrain from selling any shares acquired upon exercise before the date on which the shares to be sold would have vested had the vesting of common stock options not been accelerated.

Vesting Schedule for Outstanding Stock Options and Unvested Stock Units

Note	Grant Dates	Incremental Vesting Dates

(1)	4/3/2001	25% on 4/3/02; pro-rata monthly for next 36 months
(2)	1/14/2002	1/8th on 7/14/02; pro-rata monthly for next 42 months
(3)	1/14/2002	1/3rd on 1/14/04; pro-rata monthly for next 48 months
(4)	2/6/2002	25% on 5/6/02; pro-rata monthly for next 45 months
(5)	4/30/2002	25% on 4/22/03; pro-rata monthly for next 36 months
(6)	5/7/2002	25% on 11/7/02; pro-rata monthly for next 42 months
(7)	7/11/2002	25% on 1/11/03; pro-rata monthly for next 42 months
(8)	10/18/2002	Pro-rata monthly over 36 months
(9)	12/5/2002	25% on 6/5/03; pro-rata monthly for next 42 months
(10)	4/15/2003	25% on 10/15/03; pro-rata monthly for next 42 months
(11)	5/1/2003	25% on 11/1/03; pro-rata monthly for next 48 months
(12)	8/1/2003	25% on 8/1/04; pro-rata monthly for next 36 months
(13)	12/4/2003	25% on 11/19/04; pro-rata monthly for next 36 months
(14)	1/30/2004	1/8th on 1/30/05; pro-rata monthly for next 42 months
(15)	6/22/2004	25% on 12/22/04; pro-rata monthly for next 42 months
(16)	9/10/2004	25% on 9/10/05; pro-rata monthly for next 36 months
(17)	1/10/2005	25% on 1/10/06; pro-rata monthly for next 36 months
(18)	6/22/2005	25% on 12/22/06; pro-rata monthly for next 42 months
(19)	5/19/2006	50% on 3/31/07; pro-rata monthly for next 12 months
(20)	6/19/2006	Pro-rata annually for 4 years
(21)	9/12/2006	25% on 9/12/07; pro-rata monthly for next 36 months
(22)	9/12/2006	Pro-rata annually for 4 years

The options have a maximum term of ten years measured from the applicable grant date, subject to earlier termination in the event of the optionee’s cessation of service with us.

The following table shows the number of shares acquired by the exercise of stock options by each of the named executive officers during 2006 along with the value realized on such exercises as calculated based on the difference between the market price of our stock at exercise and the option exercise price. None of the named executive officers had any vesting of restricted stock unit awards during 2006.

OPTIONS EXERCISES AND STOCK VESTED — 2006

Option Awards
Number of Shares
	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)

Scipio M. Carnecchia	—	—
John E. Calonico, Jr.	—	—
Steven J. Martello	—	—
David A. Nelson-Gal	—	—
Benjamin E. Kiker	—	—
Former Officers
Martin W. Brauns(1)	750,000	$2,734,146
William Seawick	—	—

(1)	Excludes any value associated with the forfeiture of options to purchase an aggregate of 1.0 million shares of our common stock, with a weighted average exercise price of $14.39 per share, in exchange for the issuance of 80,000 shares of restricted stock under the terms of Mr. Brauns’ separation agreement. There was $738,400 of expense associated with such issuance, which was offset by the value of options surrendered.

Potential Payments Upon Termination or Change in Control

Joseph L. Cowan

On March 16, 2007, we entered into an employment letter agreement with Joseph L. Cowan, our Chief Executive Officer. Mr. Cowan’s letter agreement provides for an initial base annual salary of $450,000, on-target incentive pay of $400,000 and eligibility under our benefits programs. Mr. Cowan also received a one-time sign-on bonus in the total amount of $50,000. Under the terms of the agreement, Mr. Cowan was granted an option to purchase 300,000 shares of our common stock and restricted stock units with respect to 300,000 shares on the last day of April 2007, the month and year he commenced his employment with us, pursuant to our then-current equity award policy. The employment letter agreement also provides that, in the event Mr. Cowan resigns with good reason (i.e., material reduction in duties, responsibilities or authority, we breach our agreement with him or, in the case of change in control, a material reduction in position or salary) or is terminated without cause (as defined in the agreement), he will be entitled to a severance payment equal to 150% of the sum of his then-current annual base salary plus his then-current on-target incentive pay, less applicable withholdings, the vesting of his initial stock option grant will be accelerated by two years and he will be entitled to the provision of group medical coverage through the COBRA for up to 18 months at our expense. Additionally, the employment letter agreement provides that, in the event Mr. Cowan resigns with good reason or is terminated without cause, in either case within 12 months following a change in control, then he will be entitled to receive the same benefits described above, except his initial stock option grant and his initial restricted stock unit award will immediately vest as to 100% of the number of any unvested shares subject to such options or restricted stock units. We also have agreed to increase Mr. Cowan’s severance payments to offset any excise tax imposed by Section 4999 of the Internal Revenue Code, up to $2 million. Mr. Cowan’s entitlement to these severance payments is conditioned upon him providing us and our affiliates a general liability release and waiver of claims.

The following table summarizes the value of the payouts to Mr. Cowan pursuant to his employment letter agreement, assuming the agreement had been entered into on, his equity awards had been granted on and a qualifying termination as of December 31, 2006 (intrinsic values are based upon the closing price for a share of our common stock of $14.67 on December 29, 2006, the last trading day in 2006, and in the case of stock options minus the exercise price):

				Intrinsic
			Intrinsic	Value of
			Value of	Accelerated
		COBRA	Accelerated	Restricted
	Severance Pay	Premiums(1)	Stock Options(2)	Stock Units	Total

Resignation with Good Reason or Termination without Cause	$1,275,000	$15,993	$—	N/A	$1,290,993
Resignation with Good Reason or Termination without Cause within 12 months of a change in control	$1,275,000	$15,993	$—	$4,401,000	$5,691,993

(1)	Represents the estimated value of COBRA premiums for medical, dental and vision benefits over the 18-month term of the obligation, based on the number of his dependents that received medical, dental or vision benefits under our benefit plans as of September 30, 2007.

(2)	The exercise price of Mr. Cowan’s stock option is $15.27 per share.

In the event that Mr. Cowan’s employment is terminated due to his death or disability, he will not be entitled to the benefits described above.

Scipio M. Carnecchia

On September 4, 2007, we entered into a letter agreement with Scipio M. Carnecchia, our President. Mr. Carnecchia’s letter agreement provides that if he is terminated for reasons other than cause (as defined in the agreement) or terminates his employment with us within twelve months after the occurrence of good reason (i.e., material reduction in responsibilities, duties, authority, position or salary), then he will be entitled to a severance payment equal to the sum of (a) nine months of his salary at the time of termination (or, if greater, his salary as of the date of the agreement) and (b) 75% of his on-target bonus amount in effect for the year in which he is terminated, plus any earned but unpaid bonus for any prior year to the extent previously accrued by us; the vesting of each stock option granted and restricted stock unit awarded to him after October 1, 2005 will be accelerated by nine months; and continued group medical coverage through COBRA to Mr. Carnecchia and his dependents for up to nine months at our expense. Additionally, the letter agreements provides that in the event of a change in control and Mr. Carnecchia is terminated without cause (as defined in the agreement), including if he resigns within 30 days after the effective date of a reduction in his annual base salary or annual total on-target earnings as in effect immediately prior to the change in control, in connection with or following the change in control, then he will be entitled to receive the same benefits described above, except the stock options granted and restricted stock units awarded after October 1, 2005 will immediately vest as to the greater of (a) 50% of the number of any unvested shares subject to such options or restricted stock units at the consummation of the change in control or (b) the number of shares that would have vested had the termination for cause not involved a change in control. Mr. Carnecchia’s entitlement to these severance payments is conditioned upon him providing us and our affiliates a general liability release and waiver of claims, and, in the case of a change in control, him providing certain transitional services to us.

The following table summarizes the value of the payouts to Mr. Carnecchia pursuant to his letter agreement, assuming the agreement had been entered into on and a qualifying termination as of December 31, 2006 (intrinsic values are based upon the closing price for a share of our common stock of $14.67 on December 29, 2006, last trading day in 2006, and in the case of stock options minus the exercise price):

				Intrinsic
			Intrinsic	Value of
			Value of	Accelerated
		COBRA	Accelerated	Restricted
	Severance Pay	Premiums(1)	Stock Options	Stock Units	Total

Resignation with Good Reason or Termination without Cause	$401,250	$12,114	$271,500	$183,375	$868,239
Resignation with Good Reason or Termination without Cause in connection with a change in control	$802,500	$12,114	$271,500	$366,750	$1,452,864

(1)	Represents the estimated value of COBRA premiums for medical, dental and vision benefits over the 9-month term of the obligation, based on the number of his dependents that received medical, dental or vision benefits under our benefit plans as of December 31, 2006.

John E. Calonico, Jr.

On September 4, 2007, we entered into a letter agreement with John E. Calonico, Jr., our Senior Vice President and Chief Financial Officer. Mr. Calonico’s letter agreement provides that if he is terminated for reasons other than cause (i.e., material reduction in responsibilities, duties, authority, position or salary) or terminates his employment with us within twelve months after the occurrence of good reason (as defined in the agreement), then he will be entitled to a severance payment equal to the sum of (a) nine months of his salary at the time of termination (or, if greater, his salary as of the date of the agreement) and (b) 75% of his on-target bonus amount in effect for the year in which he is terminated, plus any earned but unpaid bonus for any prior year to the extent previously accrued by us; the vesting of each stock option granted and restricted stock unit awarded to him after October 1, 2005 will be accelerated by nine months; and continued group medical coverage through COBRA to Mr. Calonico and his dependents for up to nine months at our expense. Additionally, the letter agreement provides that in the event of a change in control and Mr. Calonico is terminated without cause (as defined in the agreement), including if he resigns within 30 days after the effective date of a reduction in his annual base salary or annual total on-target earnings as in effect immediately prior to the change in control, in connection with or following the change in control, then he will be entitled to receive the same benefits described above, except the stock options granted and restricted stock units awarded after October 1, 2005 will immediately vest as to the greater of (a) 50% of the number of any unvested shares subject to such options or restricted stock units at the consummation of the change in control or (b) the number of shares that would have vested had the termination for cause not involved a change in control. Mr. Calonico’s entitlement to these severance payments is conditioned upon him providing us and our affiliates a general liability release and waiver of claims, and, in the case of a change in control, him providing with certain transitional services to us.

The following table summarizes the value of the payouts to Mr. Calonico pursuant to his letter agreement, assuming the agreement had been entered into on and a qualifying termination as of December 31, 2006 (intrinsic values are based upon the closing price for a share of our common stock of $14.67 on December 29, 2006, last trading day in 2006, and in the case of stock options minus the exercise price):

			Intrinsic	Intrinsic
			Value of	Value of
			Accelerated	Accelerated
		COBRA	Stock	Restricted
	Severance Pay	Premiums(1)	Options(2)	Stock Units	Total

Resignation with Good Reason or Termination without Cause	$285,000	$12,114	$—	$146,700	$443,814
Resignation with Good Reason or Termination without Cause in connection with a change of control	$570,000	$12,114	$—	$293,400	$875,514

(1)	Represents the estimated value of COBRA premiums for medical, dental and vision benefits over the 9-month term of the obligation, based on the number of his dependents that received medical, dental or vision benefits under our benefit plans as of December 31, 2006.

(2)	No stock options have been granted to Mr. Calonico since prior to October 3, 2005, the date on which the Board of Directors approved the acceleration of vesting of all unvested stock options, with an exercise price in excess of $8.23 per share, previously awarded to employees and officers under our equity compensation plans, including all of Mr. Calonico’s outstanding stock options on that date.

Other Change in Control Arrangements

Certain option agreements of Messrs. Kiker (relating to an aggregate of 90,000 shares) and Martello (relating to 25,000 shares) include vesting acceleration of fifty percent of the unvested shares in the event of a change in control and his employment is terminated without cause, or is constructively terminated, within one year following the consummation of the change in control. In addition, all awards of restricted stock units in 2006 provided for acceleration of vesting and settlement of the awards as to fifty percent of the unvested shares under the same conditions.

The following table summarizes the value of the payouts to these executive officers pursuant to these awards, assuming a qualifying termination as of December 31, 2006 (values are based upon the closing price for a share of our common stock of $14.67 on December 29, 2006, last trading day in 2006, and in the case of stock options minus the exercise price):

		Intrinsic Value of
	Intrinsic Value of	Accelerated of
Name	Accelerated Stock Options	Restricted Stock Units	Total

Steven Martello	$9,674	$256,725	$266,399
David A. Nelson-Gal	—	$73,350	$73,350
Benjamin E. Kiker, Jr.	$174,150	$146,700	$320,850

In the event of a change in control in which equity awards are not assumed or converted by the acquiror or the acquiror does not issue in place of outstanding equity awards, substantially similar equity awards or other property, the Compensation Committee could, in its discretion, accelerate the vesting of outstanding equity awards prior to consummation of such a change in control held by participants under our equity compensation plans, including the named executive officers. No policies have been adopted or other arrangements made by the Compensation Committee with respect to the exercise of its discretion in such an event.

Severance Arrangements

Martin W. Brauns (Former Chief Executive Officer and Chairman)

Mr. Brauns’ retired on March 31, 2006. In connection with his retirement, on January 26, 2006, we entered into a separation agreement and release with him. Under the agreement, in exchange for a general release and waiver of claims, he received severance equal to the sum of his base salary plus the sum of his targeted annual cash bonuses for 2006 and 2007. Pursuant to the agreement, we also permitted him to keep the personal computer equipment provided to him by us, provided him with telephone and e-mail support for a three-month period following March 31, 2006, and have been providing Mr. Brauns and his spouse continued group medical coverage through the COBRA through December 31, 2007 at our expense. Mr. Brauns surrendered options to purchase an aggregate of 1.0 million shares of our common stock, with a weighted average exercise price of $14.39 per share, in exchange for the issuance of 80,000 shares of restricted stock under the terms of the terms of the separation agreement. In addition, Mr. Brauns agreed to surrender an option to purchase 250,000 shares, with an exercise price of $49.38 per share, and an option to purchase 25,000 shares, with an exercise price of $111.52 per share. The amounts of these benefits are disclosed in the “Stock Awards” and “All Other Compensation” columns of the Summary Compensation Table above and its related footnotes.

William Seawick (Former Senior Vice President and Chief Marketing Officer)

Mr. Seawick’s last day of employment was July 6, 2006. Pursuant to his offer letter, in exchange for executing a general release of claims against us, he received severance equal to six months of his base salary. In connection with the termination of Mr. Seawick’s employment, we did not request that Mr. Seawick repay a portion of his sign-on bonus under the terms of his offer letter. These amounts are disclosed in the “All Other Compensation” column of the Summary Compensation Table above and its related footnotes.

Benjamin E. Kiker, Jr. (Senior Vice President and Chief Marketing Officer)

Pursuant to Mr. Kiker’s offer letter, in exchange for executing a general release of claims against us, he would have been entitled to receive severance equal to six months of his base salary had he been terminated without cause (as defined in his offer letter) on or before March 12, 2007. Assuming a qualifying termination as of December 31, 2006, we would have been obligated to pay him $125,000.

*****

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is composed of four independent directors and operates pursuant to a written charter adopted by the Board of Directors. The members of the Audit Committee are Charles M. Boesenberg, Ronald E. F. Codd, Bob L. Corey and Thomas L. Thomas.

Mr. Corey is the Chairman of the Audit Committee. The Board of Directors has determined that Messrs. Codd and Corey are “audit committee financial experts” within the meaning of the rules of the Securities and Exchange Commission and meet the financial sophistication requirement of The NASDAQ Stock Market LLC. The Audit Committee selected Ernst & Young LLP as our independent registered public accounting firm for 2007.

Management is responsible for our internal control over financial reporting and the financial reporting process. Ernst & Young LLP was responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young LLP the audited consolidated financial statements for the year ended December 31, 2006 contained in our Annual Report on Form 10-K filed December 14, 2007. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with Ernst & Young LLP its independence from Interwoven.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Interwoven’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Audit Committee:

Bob L. Corey, Chairman
Charles M. Boesenberg
Ronald E. F. Codd
Thomas L. Thomas

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our written Code of Conduct and Business Ethics, Related Party Policy and Audit Committee Charter, in combination, require that certain transactions between us and our executive officers and directors and greater than 5% beneficial owners of our common stock, and each of their immediate family members, must be reviewed and approved by our Audit Committee (or another independent body of our Board of Directors). Transactions subject to the review and approval of the Audit Committee include transactions between us and the related person in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which such person has or will have a direct or indirect material interest. These transactions may be identified through our Code of Conduct and Business Ethics, Related Party Policy or other procedures and reported to our legal, human resources or finance departments or directly to the Audit Committee. Our legal, human resources and finance departments facilitate communication under these codes, policies and procedures and are responsible for referring to the Audit Committee for review and approval transactions identified thereunder that potentially meet the criteria described above. In approving or rejecting any such transaction, the Audit Committee, considers the relevant facts and circumstances available to it, including but not limited to the risks, costs, benefits to the company, the terms of the transaction, the availability of other sources for comparable services or products and, if applicable, the impact on a director’s independence. Our Audit Committee approves only those transactions that it determines in good faith, are in, or are not inconsistent with, our best interests.

Certain Transactions with Related Persons

From January 1, 2006 to the present, there have been no transactions, and there are currently no proposed transactions, in which we or any of our subsidiaries was (or is to be) a party and the amount involved exceeds $120,000 to which and in which any related person had (or will have) a direct or indirect material interest, except for payments set forth under the “Proposal Number 1. Election of Directors — Director Compensation” and “Executive Compensation and Related Information” sections above, the transactions described therein and the stock option grant and restricted stock unit awards described below.

On January 8, 2008, the following named executive officers received grants of restricted stock units under our 2000 Stock Incentive Plan in the following amounts: Mr. Calonico — 35,000 restricted stock units, Mr. Martello — 20,000 restricted stock units, Mr. Nelson-Gal — 12,000 restricted stock units, Mr. Kiker — 20,000 restricted stock units and Mr. Mohammadi — 20,000 restricted stock units. In addition, on January 8, 2008, Mr. Carnecchia was granted an award of 10,000 restricted stock units under our 1999 Equity Incentive Plan, 20,000 restricted stock units under our 2000 Stock Incentive Plan, and an option to purchase 100,000 shares of common stock with an exercise price of $12.87 per share under our 1999 Equity Incentive Plan. Each of the grants described above was approved by the Compensation Committee during 2007 to become effective following the date on which we became current in our reporting obligations under the Securities Exchange Act of 1934. Consistent with our equity compensation award policy, these grants became effective the fifth business day of the month. Each of the restricted stock unit awards vests in equal annual installments over a period of four years from the vesting commencement date specified in the award. Mr. Carnecchia’s stock option vests as to 25,000 shares on January 31, 2008, and the remaining shares subject to the option will vest in equal monthly increments over the 36 months thereafter.

Indemnification Agreements

We have entered into indemnity agreements with all officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings in which he or she is or may be made a party by reason of his or her position as a director, officer or other agent, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the Securities and Exchange Commission. Such persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with, except that John E. Calonico, Jr., Scipio M. Carnecchia, Steven J. Martello and David A. Nelson-Gal each failed to timely file a Form 4 reporting an award of restricted stock units on June 19, 2006.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable Securities and Exchange Commission rules. For a stockholder proposal to be included in our proxy materials for the 2008 Annual Meeting of Stockholders, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than the close of business on February 1, 2008. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the 2008 Annual Meeting of Stockholders so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices not less than 60 days (April 6, 2008) nor more than 90 days (March 7, 2008) prior to the meeting.

Our bylaws permit stockholders to nominate directors for election at a stockholder meeting. In order to make a director nomination at next year’s Annual Meeting of Stockholders, it is necessary that you notify us not less than 60 days (April 6, 2008) nor more than 90 days (March 7, 2008) in advance of the date of the meeting and your notice of nomination should contain such information as required under our bylaws and pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended. In order to include a proposal for such nomination of a director in our Proxy Statement for next year’s Annual Meeting of Stockholders, the written proposal will be subject to the procedures and deadline described in the preceding paragraph.

You may also propose director candidates for consideration by our Nominating and Governance Committee if you meet certain qualifications and comply with the following procedures:

•	If you would like to recommend a director candidate for the next proxy meeting, you must submit the recommendations by mail to our Secretary at our principal executive offices not less than 60 days (April 6, 2008) nor more than 90 days (March 7, 2008) prior to the meeting.

•	Recommendations for candidates must be accompanied by personal information of the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and such other information as determined by our Secretary and as necessary to satisfy rules and regulations of the Securities Exchange Commission and our bylaws, together with a letter signed by the proposed candidate consenting to serve on the Board of Directors if nominated and elected.

•	The Committee considers nominees based on our need to fill vacancies or to expand the Board of Directors, and also considers our need to fill particular roles on the Board of Directors or committees thereof (e.g. independent director, audit committee financial expert, etc.).

•	The Nominating and Governance Committee evaluates candidates in accordance with its charter and its policies regarding director qualifications, qualities and skills.

STOCKHOLDERS SHARING THE SAME ADDRESS

If you are a beneficial owner of our common stock who receives proxy materials through Broadridge Financial Solutions, Inc. (Broadridge) and you share the same address with other beneficial owners, you may receive fewer proxy statements and annual reports than the number of beneficial owners at that address. In December 2000, the Securities and Exchange Commission adopted new rules that permit Broadridge to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more beneficial owners sharing the same address by delivering a single copy of the proxy statement and annual report to the address. This process is known as “householding” and helps to reduce printing costs and postage fees and helps to protect the environment.

If, at any time, you no longer wish to participate in householding, and would prefer to receive a separate proxy statement and annual report, you may write or call our Investor Relations department at 160 East Tasman Drive, San Jose, California 95134, (408) 953-7284. Interwoven will deliver promptly, upon written or oral request to the Investor Relations department, a separate copy of the proxy statement and annual report to any beneficial owner of our common stock at a shared address to which a single copy of either of those documents was delivered. You may also access Interwoven’s proxy statement and annual report on the Investor Relations section of Interwoven’s website at www.interwoven.com.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By order of the Board of Directors,

John E. Calonico, Jr.
Secretary

January 16, 2008

DETACH HERE
INTERWOVEN, INC.
PROXY
Annual Meeting of Stockholders – February 21, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Joseph L. Cowan and John E. Calonico, Jr., or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Interwoven, Inc. held of record by the undersigned on January 14, 2008, at the 2007 Annual Meeting of Stockholders of Interwoven, Inc. to be held on Thursday, February 21, 2008 at 12:00 noon, at the corporate headquarters of Interwoven, Inc. located at 160 East Tasman Drive, San Jose, California, and at any adjournments or postponements thereof.
WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED AND, IF NO SPECIFICATION IS MADE, WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS IN PROPOSAL 1 AND FOR PROPOSAL 2, AND THIS PROXY AUTHORIZES THE ABOVE DESIGNATED PROXIES TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF TO THE EXTENT AUTHORIZED BY RULE 14a-4(c) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
INTERWOVEN, INC.
February 21, 2008
Please, date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:		2.	To ratify the selection of Ernst & Young LLP as	FOR	AGAINST	ABSTAIN
		NOMINEES:		Interwoven’s independent registered public accounting firm for 2007.	☐	☐	☐
☐	FOR ALL NOMINEES	O Charles M. Boesenberg O Ronald E. F. Codd
☐	WITHOLD AUTHORITY FOR ALL NOMINEES	O Bob L. Corey O Joseph L. Cowan O Frank J. Fanzilli, Jr.	3.	To transact such other business as may properly come before the Meeting and any adjournment or postponement thereof.
		O Roger J. Sippl
☐	FOR ALL EXCEPT (see instructions below)	O Thomas L. Thomas

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”
and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.